UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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WestRock Company
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE: 9:00 a.m., Eastern Time, on Friday, January 26, 2024	PLACE: Online via webcast at www.virtualshareholdermeeting.com/WRK2024 * *There will not be a physical location for the 2024 annual meeting

ITEMS OF BUSINESS:

Proposals	Board Recommendation

(1) To elect 12 directors named in this Proxy Statement	FOR EACH NOMINEE

(2) To hold an advisory vote to approve executive compensation	FOR

(3) To ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal 2024	FOR

In addition, we will transact any other business that properly comes before the meeting or any adjournment or postponement of the meeting.

WHO MAY VOTE:

You may vote if you were a holder of our common stock as of the close of business on December 4, 2023.

HOW TO VOTE IN ADVANCE OF THE MEETING:

There are three ways for registered stockholders to vote in advance of the meeting:

(1)	By Internet: Go to www.proxyvote.com or scan the QR barcode on your proxy card and follow the instructions.

(2)	By Phone: Call 1-800-690-6903.

(3)	By Mail: Complete, sign and return the proxy card by mail.

Beneficial holders of our stock should review the information provided by their bank, broker or other nominee in order to provide voting instructions.

To vote during the meeting, go to www.virtualshareholdermeeting.com/WRK2024 and follow the instructions.

DATE THESE PROXY MATERIALS WERE FIRST MADE AVAILABLE:

December 13, 2023

MESSAGE FROM OUR PRESIDENT AND CEO

Dear Fellow Shareholders:

As we reflect on fiscal 2023, I want to thank you for your continued trust in, and support of, WestRock. The WestRock team remained steadfast and delivered strong results despite unprecedented market conditions, demonstrating the power and resilience of our diversified portfolio, solutions and scale.

I’m incredibly proud of the progress we made in the past year as we worked to deliver for our customers and our shareholders. We improved our integrated packaging revenue and margins and recently increased our dividend by an additional 10%. Following our acquisition of the remaining equity interest in our former joint venture in Mexico in December 2022, we used our strong cash flow to reduce our total debt by $879 million, supporting our commitment to improve our leverage.

Strategic Transformation Initiatives

We also made significant progress on our transformation journey in fiscal 2023 – investing in attractive markets and locations, streamlining our footprint and prioritizing capital on the highest return projects. We exceeded our cost savings expectations compared to fiscal 2022, exiting fiscal 2023 with greater than $450 million in run-rate savings.

Our Mexico acquisition increases our exposure to the attractive Latin America market and brings us closer to our multinational customers. We also invested $1.1 billion in capital expenditures, including the construction of our new, state-of-the-art corrugated box plant in Longview, Washington. In parallel, we closed two higher cost mills and two paper machines at a third facility and sold our uncoated recycled paperboard mills and stakes in multiple non-strategic joint ventures. These actions are tangible examples of our ongoing efforts to improve our operations and focus on the most strategic markets for growth in the future.

Leadership in Innovation and Sustainability

Innovation and sustainability are fundamental to our business, and we strengthened our leadership role in these areas during fiscal 2023. We recently received six Paperboard Packaging Council awards for excellence in packaging design, sustainability and innovation. We were also recipients of the World Star Global Packaging Award in partnership with Asahi Breweries and the Asia Star Award together with Singha beer – both for our CanCollar® family of multipack can solutions, which can be designed to enable brands to transition from single-use plastic rings to a recyclable paperboard solution.

In addition, we earned a spot on the coveted Dow Jones Sustainability Index for North America for the third consecutive year, while also being named by Newsweek as one of America’s Most Responsible Companies and Barron’s 100 Most Sustainable U.S. Companies. Our most recent Sustainability Report highlights the meaningful progress we’ve made across a range of sustainability commitments and targets – from advancing sustainable forestry and our science-based target to reduce greenhouse gas emissions to driving safety and diversity and inclusion efforts in our workforce.

We already have an impressive renewable energy profile with approximately 70% of our total energy needs met with renewable biomass. In fiscal 2023, we worked to expand our use of renewable energy by entering into two virtual power purchase agreements with ENGIE North America, a recognized leader in the renewable energy space. The agreements support two new solar projects based in Texas and are a component of our strategy to achieve our science-based target.

Looking Ahead

In September 2023, we announced a proposed business combination with Smurfit Kappa Group that is designed to create a company with unparalleled scale and geographic reach in the most attractive packaging markets. I look forward to updating you on our progress on this business combination in the future.

As this work moves forward, I am confident in WestRock’s strategy and our team, and we remain focused on growing our company, serving our customers and being an outstanding workplace for our team members.

On behalf of the Board of Directors, thank you for your ongoing partnership.

Sincerely,

David B. Sewell

President and Chief Executive Officer

Proxy Statement Summary and Related Matters

PROXY STATEMENT SUMMARY AND RELATED MATTERS

This summary highlights information contained elsewhere in this Proxy Statement, as well as certain other information that our stockholders may wish to consider prior to making a voting decision. You should read this entire Proxy Statement carefully before voting.

FISCAL 2023 BUSINESS HIGHLIGHTS

WestRock Company (the “Company” or “we”) provides innovative, sustainable, fiber-based packaging solutions for consumer and corrugated packaging markets. Our community of more than 55,000 team members supports customers around the world from locations in North America, South America, Europe, Asia and Australia. Our extensive network of mills and converting and recycling facilities, our capabilities in automation technology and materials science, and our legacy in sustainable forestry position us to imagine and deliver on the promise of a sustainable future.

We believe fiber-based packaging, the core of our business and sustainability platform, plays a central role in replacing plastic and advancing a more circular economy. We partner with customers to deliver real value. We’re a partner that strives to provide competitive advantages, deliver consistent quality and superior service, and fuel innovation to foster sustainable growth. We are building on our long history of sustainability leadership and innovation, including breakthroughs that have revolutionized packaging design and retail solutions. We also remain committed to innovation to support future growth and sustainability for our business and our customers.

During fiscal 2023, we significantly advanced our strategic transformation initiatives and continued to achieve recognition for development and commercialization of innovative and sustainable products. We delivered net sales of $20.3 billion, improved our integrated packaging revenue and margins and generated net cash from operating activities of $1.8 billion, despite unprecedented market conditions. Following our acquisition of the remaining equity interest in our former joint venture in Mexico in December 2022 (the “Mexico Acquisition”), we used our strong cash flow to reduce our total debt by $879 million.

Throughout the year, we improved our asset base through the closure of higher cost facilities and paper machines and other facility consolidation and invested $1.1 billion in capital expenditures, accelerating our asset recapitalization program to drive productivity. We exceeded our cost-savings target in fiscal 2023 and exited fiscal 2023 with greater than $450 million in run-rate savings. In addition, the Mexico Acquisition builds capability to capture on-shoring trends and growth in the attractive Latin America market. Delivering on our commitment to streamline our portfolio and prioritize profitable growth, we also exited non-core assets and sold our stakes in multiple non-strategic joint ventures. We remain focused on driving profitable growth and delivering additional cost savings in fiscal 2024.

In mid-September 2023, we announced the proposed business combination of WestRock and Smurfit Kappa Group plc, a public limited company incorporated in Ireland (“Smurfit Kappa”), to create Smurfit WestRock, a global leader in sustainable packaging, pursuant to a transaction agreement (the “Transaction Agreement”) with Smurfit Kappa, Cepheidway Limited (to be renamed Smurfit WestRock plc), a private limited company incorporated in Ireland (“ListCo”), and Sun Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of ListCo (“Merger Sub”). The Transaction Agreement provides, among other things, that subject to the satisfaction or waiver of specified conditions, Smurfit Kappa will become a wholly owned subsidiary of ListCo and Merger Sub will merge with and into WestRock, with WestRock surviving the transaction as a wholly owned subsidiary of ListCo (the “Transaction”).

The Transaction is expected to close in the second calendar quarter of 2024, conditional upon regulatory approvals, stockholder approvals and satisfaction of other closing conditions. Following completion of the Transaction, former Smurfit Kappa shareholders are expected to hold approximately 50.4% of ListCo and our former stockholders are expected to hold approximately 49.6% of ListCo, respectively, based on the number of shares outstanding of both Smurfit Kappa and WestRock as of the announcement date.

ANNUAL MEETING INFORMATION

Time and Date	9:00 a.m., Eastern Time, on Friday, January 26, 2024

Location	Online via webcast at www.virtualshareholdermeeting.com/WRK2024

Record Date	December 4, 2023

ANNUAL MEETING AGENDA

Proposals	Board Recommendation	Page

(1) Election of 12 Directors Named in this Proxy Statement	FOR EACH NOMINEE	7

(2) Advisory Vote to Approve Executive Compensation	FOR	22

(3) Ratification of Appointment of Ernst & Young LLP for Fiscal 2024	FOR	51

WestRock Company 2024 Proxy Statement    1

Proxy Statement Summary and Related Matters

DIRECTOR NOMINEES

Name and Background	Age	Director Since	Other Public Boards	Standing Committees

COLLEEN F. ARNOLD Independent Director Former Senior Vice President, Sales and Distribution, International Business Machines Corporation	66	2018	0	• Compensation • Executive • Finance (Chair)

TIMOTHY J. BERNLOHR Independent Director Managing Member, TJB Management Consulting, LLC	64	2015	1	• Audit • Compensation (Chair) • Executive

J. POWELL BROWN Independent Director President and CEO, Brown & Brown, Inc.	56	2015	1	• Compensation • Governance

TERRELL K. CREWS Independent Director Former Executive Vice President, CFO, Monsanto Company	68	2015	1	• Audit (Chair) • Executive • Finance

RUSSELL M. CURREY Independent Director President, Boxwood Capital, LLC	62	2015	0	• Audit • Finance

SUZAN F. HARRISON Independent Director Former President, Global Oral Care, Colgate-Palmolive Company	66	2020	2	• Audit • Governance

GRACIA C. MARTORE Independent Director Former President and CEO, TEGNA Inc.	72	2015	2	• Audit • Finance

JAMES E. NEVELS Independent Director Former Chairman, The Hershey Company	71	2015	0	• Compensation • Executive • Governance (Chair)

E. JEAN SAVAGE Independent Director President and CEO, Trinity Industries, Inc.	59	2022	1	• Audit • Compensation

DAVID B. SEWELL President and CEO, WestRock Company	55	2021	1	• Executive

DMITRI L. STOCKTON Independent Director Former Senior Vice President and Special Advisor to the Chairman, General Electric Company	59	2022	3	• Audit • Finance

ALAN D. WILSON Independent Chair Former Chairman and CEO, McCormick & Company, Inc.	66	2015	1	• Executive (Chair) • Finance • Governance

2    WestRock Company 2024 Proxy Statement

Proxy Statement Summary and Related Matters

GOVERNANCE HIGHLIGHTS

We believe good corporate governance supports long-term value creation for our stockholders, and our corporate governance framework supports independent oversight and accountability. Our Board of Directors (the “Board”) is led by an independent Chair, Alan D. Wilson.

Independent Oversight	Accountability

•  Eleven of 12 director nominees are independent, with three independent directors added in the last five years

•  Independent Chair with clearly delineated responsibilities

•  All independent standing committees (other than Executive Committee)

•  Regular executive sessions for Board and committee meetings

•  Director retirement age of 72, which the Board has waived in exceptional circumstances

•  Annual election of all directors

•  Majority voting in uncontested elections

•  Annual Board and committee self-evaluations

•  Annual advisory vote on executive compensation

•  Robust stock ownership and retention guidelines for Board and designated executives; anti-hedging and anti-pledging policy in place

•  Over-boarding policy with numerical limits that are regularly reviewed and publicly disclosed in our Corporate Governance Guidelines (the “Governance Guidelines”)

Board Refreshment

The Board is composed of experienced members who are diverse with respect to background, skills, experiences, gender, race and ethnicity, which facilitates the effective oversight of our strategy and management.

Global Business Experience 10	Capital Allocation Experience 11	Consumer Packaged Goods Experience 5
M&A Experience 11	Paper & Packaging Experience 4	Enterprise Risk Management Experience 9
Financial Expertise 10	Manufacturing Experience 8	Experience with Scale 7
Public Company CEO Experience 5	Sustainability Experience 6
Public Company Board Experience 11	Innovation Experience 6

We recognize the importance of board refreshment. As a result of the Board’s robust refreshment process, the Board currently includes four directors with less than five years of service on the Board (two of whom joined the Board in 2022). These additions demonstrate the Board’s commitment to refreshment with independent nominees who provide perspectives and experience to advance our business strategy.

We also recognize and value the importance of board diversity. In 2020, the Board adopted the WestRock Company Diversity Search Policy, pursuant to which we include qualified female and racially or ethnically diverse candidates on the initial lists of candidates from which new management-supported director nominees recruited from outside the Company are chosen by the Board.

WestRock Company 2024 Proxy Statement    3

Proxy Statement Summary and Related Matters

Pursuant to the Governance Guidelines, directors must retire when they reach age 72, provided that they may continue to serve thereafter until the next annual or special meeting of stockholders at which directors are to be elected. However, the Board, on the recommendation of the Nominating and Corporate Governance Committee (the “Governance Committee”), has determined it is appropriate to waive the retirement age with respect to Ms. Martore until our 2025 annual meeting of stockholders after considering her extensive qualifications and valuable, ongoing contributions to the Board. As the former chair of the Audit Committee and the chair of the independent Transaction Committee created expressly to oversee all aspects of the Transaction, Ms. Martore has played and continues to play a crucial leadership role on the Board. Her ongoing service will enable the Board to continue to function efficiently and effectively over the next year as we prepare for the Transaction.

Human Capital Management

The Board believes that effective talent development and human capital management are important to our success, and our Governance Guidelines expressly identify the Board’s oversight role with respect to our strategies related to human capital management. In fiscal 2023, the Board and its committees engaged with senior management, including our Chief Human Resources Officer, across a broad range of human capital management topics, such as safety, culture, succession planning and development, compensation and benefits, employee recruitment and retention and diversity, equity, inclusion, and belonging (“Diversity and Inclusion”).

Environmental, Social and Governance Oversight

The charter of the Governance Committee provides that one of its principal duties and responsibilities is to oversee our policies, strategies and programs related to environmental, social and governance (“ESG”) matters, including sustainability. The Governance Committee increased the cadence of its meetings to four times per year beginning in fiscal 2023, which has expanded the frequency with which ESG and sustainability topics are discussed with the Governance Committee. In addition, the Governance Committee continues to identify sustainability experience as one of the important areas of experience for directors to possess collectively in light of our business strategy.

6/12 directors have sustainability experience

In addition to Board-level oversight, we have robust management-level oversight of sustainability matters. WestRock’s executive leadership team is responsible for establishing our sustainability strategy, including with respect to climate-related issues. Our Senior Vice President of Strategy and Sustainability, who reports to our President, Global Paper, is responsible for providing guidance on our sustainability approach, helping to link our sustainability and business initiatives and driving implementation of our sustainability strategy throughout the organization in collaboration with other executives. Our Vice President, Sustainability, manages day-to-day implementation of this strategy. In addition to our sustainability executives, we have established cross-functional groups within the organization to facilitate ongoing refinement and execution of our sustainability strategy, develop plans to achieve our sustainability targets and embed our sustainability targets into our operations. These groups include representatives from our product stewardship, environmental, innovation, engineering, manufacturing, finance, legal and communications groups.

Stockholder Engagement

Stockholder engagement is a key pillar of our corporate governance framework. We conduct year-round, proactive stockholder engagement to ensure that management and the Board understand and consider the issues that matter most to our stockholders. We provide regular updates regarding our financial performance and strategic actions to the investor community through our participation in investor conferences, earnings calls, one-on-one meetings and educational investor and analyst conversations. We also communicate with stockholders and other stakeholders through our filings with the Securities and Exchange Commission (the “SEC”), sustainability reports, press releases and website.

In addition to our regular engagement initiatives, we conducted an outreach program in the summer and fall of 2023. As part of this process, we met virtually or initiated contact with stockholders representing more than 60% of our outstanding shares. These discussions included various members of our senior management team. The topics discussed included our approach to human capital management, including Diversity and Inclusion, and compensation, corporate governance, sustainability and various related goals and initiatives.

COMPENSATION HIGHLIGHTS

Our executive compensation policies and programs are a strategic tool designed to drive stockholder value creation by attracting, retaining and motivating highly effective leaders committed to the successful execution of our business strategy. We believe our short-term and long-term incentive programs are aligned to the competitive market and appropriately balanced, reinforcing both near-term and longer-term results, while also encouraging prudent decision-making and effective risk management.

4    WestRock Company 2024 Proxy Statement

Proxy Statement Summary and Related Matters

Pay for Performance

Our executive compensation program is based on a pay-for-performance model. In fiscal 2023:

100% of our named executive officers’ (“NEOs”) short-term incentive program (“STIP”) goals were tied to Company performance, as measured by Consolidated Adjusted EBITDA, Adjusted Revenue and Adjusted Free Cash Flow Per Share metrics; and
75% of our NEOs’ long-term incentive program (“LTIP”) award value was tied to Company performance, as measured by Adjusted Earnings per Share (“EPS”), Adjusted Return on Invested Capital (“ROIC”) and relative Total Shareholder Return (“TSR”) metrics over a three-year performance period.

Pay at Risk

The Compensation Committee structures our NEOs’ compensation such that a significant portion is at-risk. We believe this allocation of variable target compensation aligns with our pay-for-performance philosophy and motivates our executive officers to focus on business growth and the creation of long-term value for our stockholders. As noted below, in fiscal 2023, 90% of target total compensation for Mr. Sewell was at-risk, and only 10% of his compensation was fixed, providing a strong link between his target total compensation and our financial and operating results. An average of 76% of target total compensation for the other NEOs was at-risk in fiscal 2023.

FISCAL 2023 CEO COMPENSATION MIX	FISCAL 2023 AVERAGE OTHER NEO COMPENSATION MIX

SUSTAINABILITY HIGHLIGHTS

Sustainability has long been an important aspect of our business, and we have increased our sustainability ambitions in alignment with customer and market trends. We organize our efforts around three sustainability pillars: Innovating for Our Customers and Their Customers, Bettering the Planet and Supporting People and Communities. In May 2023, we released our Sustainability Report for fiscal 2022. Below, we summarize our targets and important progress related to them as of the end of fiscal 2022.

•

Innovating for Our Customers and Their Customers – We root our innovation efforts in megatrends and key forces that will shape our industry and business over the next decade, including replacing plastic with fiber-based solutions, driving more efficient use of materials through automation and design, and increasing recyclability, compostability and reusability of our packaging formats.

Target: 100% of our packaging products to be recyclable, compostable or reusable by 2025 Progress: 97.8% of our packaging products were recyclable, compostable or reusable at the end of fiscal 2022

•  Bettering the Planet – We aim to champion sustainable forestry and act as responsible stewards of the environment. We seek to execute on this vision in many aspects of our business, including greenhouse gas emissions (“GHG”) reduction, responsible fiber sourcing, and water stewardship.

Target: Achieve a validated science-based target to reduce our Scope 1, Scope 2 and certain Scope 3 GHG emissions by 27.5% by 2030 against a fiscal 2019 baseline, aligned to a well below two-degree Celsius ambition

Progress: 5.6% total reduction in Scope 1 and Scope 2 GHG emissions from fiscal 2019 baseline and collecting data for Scope 3 emissions inventory

WestRock Company 2024 Proxy Statement    5

Proxy Statement Summary and Related Matters

Target: Lead in water stewardship by (i) committing $15 million to community projects that protect and benefit freshwater resources, working forests and biodiversity through 2030, (ii) enhancing water management systems at all mills by the end of 2030, as part of an effort to reduce our water intake by 15% by 2030 from a fiscal 2019 baseline, and (iii) launching a global employee education campaign in 2023 emphasizing the importance of responsible water use

Progress: Vetting partners for proposed community projects while reducing water intake by 1.1% from a fiscal 2019 baseline and establishing a project plan for the 2023 water stewardship campaign

Target: Promote sustainable forestry by (i) sourcing 100% of virgin fiber from responsibly managed forests, (ii) investing in the future of sustainable forestry by supporting certification of 1.5 million acres of forestland to recognized forest management standards by 2030, and (iii) engaging with 10,000 private landowners and their stakeholders to provide education, guidance and support for sustainable management of their forestlands by 2030

Progress: In addition to sourcing 100% of virgin fiber from responsibly managed forests, we have supported certification of more than 457,000 acres of forestland and engaged with 5,550 private landowners since fiscal 2019

•  Supporting People and Communities – Our community of more than 55,000 team members lives and works in more than 300 locations in 30 countries around the world. We seek to be the employer of choice, with a culture that puts people first, emphasizes safety and fosters a diverse, inclusive and engaged workplace. We strive to create an environment where all team members feel a sense of belonging and can do their best work.

Target: Strive to eliminate life-changing events and achieve a year-over-year reduction in severe injuries as measured by lost workday rate

Progress: Reduced life-changing events at WestRock from four in fiscal 2021 to two during fiscal 2022, while lost workdays increased 0.8% through the end of fiscal 2022*

Target: Invest in programs and systems to advance our leadership in Diversity and Inclusion for our team members, customers, industry and communities

Progress: Expanded partnerships with historically black colleges and universities and continued investments in diversity-focused external professional programs, with emphasis on women and people of color; improved gender and ethnic diversity representation in executive and management positions*; spent more than $1 billion with small and diverse-owned businesses in fiscal 2022

Target: Invest to reduce barriers to technical education and skills, inspiring careers in modern manufacturing by providing access to training for one million individuals by 2030

Progress: Supported more than 330,000 learners since fiscal 2019

These targets and our work to advance them are described in more detail in our 2022 Sustainability Report, published in May 2023, which we prepared in accordance with the Global Reporting Initiative (“GRI”) 2021 Universal Standards and relevant Topic Standards Option. The topics discussed above and within our 2022 Sustainability Report may not be considered material for SEC reporting purposes. The report includes a crosswalk to relevant Sustainability Accounting Standards Board (“SASB”) disclosure topics and an index of climate information informed by the Task Force on Climate-related Financial Disclosures (“TCFD”) framework and is available through our website at https://www.westrock.com/sustainability. Neither the report nor any portion of our website, including our consolidated EEO-1 Reports, is incorporated by reference into this Proxy Statement and should not be considered part of this or any other report that we file with or furnish to the SEC.

As part of our commitment to transparency, and based on feedback from external stakeholders, we publish in the sustainability section of our website our consolidated EEO-1 Reports as submitted to the U.S. Equal Employment Opportunity Commission.

*	For information regarding progress with respect to this target in fiscal 2023, see “Compensation Matters – Compensation Discussion and Analysis – Compensation Elements – Short-Term Incentive Program”.

6    WestRock Company 2024 Proxy Statement

Board and Governance Matters

BOARD AND GOVERNANCE MATTERS

ITEM 1. ELECTION OF DIRECTORS

What am I voting on? Stockholders are being asked to elect each of the 12 director nominees named in this Proxy Statement to hold office until the annual meeting of stockholders in 2025 and until his or her successor is elected and qualified

Voting Recommendation: FOR the election of each of the 12 director nominees named in this Proxy Statement

Vote Required: A director will be elected if the number of shares voted FOR that director nominee exceeds the number of shares voted AGAINST that director nominee

Broker Discretionary Voting Allowed? No, broker non-votes have no effect

Abstentions: No effect

GOVERNANCE FRAMEWORK

Our governance framework facilitates independent oversight and accountability. All of our corporate powers are exercised by or under the authority of the Board, and our business and affairs are managed under the direction of the Board, subject to limitations and other requirements in our charter documents or in applicable statutes, rules and regulations, including those of the SEC and the New York Stock Exchange (the “NYSE”).

Independent Oversight	Accountability

•  Eleven of 12 director nominees are independent, with three independent directors added in the last five years

•  Independent Chair with clearly delineated responsibilities

•  All independent standing committees (other than Executive Committee)

•  Regular executive sessions for Board and committee meetings

•  Director retirement age of 72, which the Board has waived in exceptional circumstances

•  Annual election of all directors

•  Majority voting in uncontested elections

•  Annual Board and committee self-evaluations

•  Annual advisory vote on executive compensation

•  Robust stock ownership and retention guidelines for Board and designated executives; anti-hedging and anti-pledging policy in place

•  Over-boarding policy with numerical limits that are regularly reviewed and publicly disclosed in our Governance Guidelines

Our governance framework is described in the key governance documents listed below, each of which is reviewed by the Board at least annually, except for our Bylaws (as defined below) and certificate of incorporation, which are reviewed periodically:

•	Amended and Restated Certificate of Incorporation

•	Second Amended and Restated Bylaws (our “Bylaws”)

•	Governance Guidelines

•	Charters of the Audit Committee, Compensation Committee, Governance Committee and Finance Committee

•	Code of Conduct

•	Code of Business Conduct and Ethics for Directors

•	Code of Ethical Conduct for CEO and Senior Financial Officers

Copies of these documents are available on the investor relations page of our website, https://ir.westrock.com, or upon written request sent to our Corporate Secretary. The information on our website is not part of, or incorporated by reference into, this Proxy Statement.

WestRock Company 2024 Proxy Statement    7

Board and Governance Matters

BOARD COMPOSITION

The Board currently consists of 12 directors, each of whom is a nominee for election at our annual meeting of stockholders scheduled for January 26, 2024 (the “2024 Annual Meeting”).

Director Nomination Process

The Governance Committee is responsible for evaluating and recommending director nominees to the Board for consideration and approval.

The Governance Committee periodically assesses the Board to ensure that it has the right mix of experience, qualifications and skills. A list of the skills and experiences that the Governance Committee considers important in light of our current business strategy and structure, along with an indication of the director nominees that possess each category of skill or experience, appears on page 9. The director nominees’ biographies beginning on page 11 include each director nominee’s key experience, qualifications and skills.

The Governance Committee also periodically assesses the appropriate size of the Board and any vacancies that are expected due to retirement or otherwise. If no vacancies are anticipated, the Governance Committee considers the qualifications of incumbent directors. If vacancies arise or are anticipated, it considers potential director candidates who may come to the attention of the Governance Committee through current directors, professional search firms and advisors or other individuals, including stockholders. The Governance Committee’s evaluation of potential director candidates does not vary based on the source of the recommendation. To nominate a candidate for next year’s annual meeting of stockholders, a stockholder must deliver or mail its nomination submission to WestRock Company, 1000 Abernathy Road NE, Atlanta, Georgia 30328, Attention: Corporate Secretary, in accordance with the timing and other requirements included in our Bylaws as specified in “Other Important Information — Stockholder Proposals or Director Nominations for 2025 Annual Meeting.”

The Governance Committee evaluates potential candidates against the standards and qualifications set forth in the Governance Guidelines, as well as other relevant factors it deems appropriate. In addition, each candidate must:

•

Be free of conflicts of interest and other legal and ethical issues that would interfere with the proper performance of the responsibilities of a director (recognizing that a director may also be an executive officer of the Company).

•	Be committed to discharging directors’ duties in accordance with the Governance Guidelines and applicable law.

•	Be willing and able to devote sufficient time and energy to carrying out the director’s duties effectively and be committed to serving on the Board for an extended period of time.

•	Have sufficient experience to enable the director to meaningfully participate in deliberations of the Board and one or more of its committees, and to otherwise fulfill the director’s duties.

The Board strives to select candidates for Board membership who represent a mix of diverse experience, background and thought at policy-making levels that are relevant to our strategy, as well as other characteristics that will contribute to the overall ability of the Board to perform its duties and meet changing conditions. In 2020, the Board adopted the WestRock Company Diversity Search Policy, pursuant to which we include qualified female and racially or ethnically diverse candidates on the initial lists of candidates from which new management-supported director nominees recruited from outside WestRock are chosen by the Board.

To ensure that the Board continues to evolve in a manner that serves our changing business and strategic needs, the Governance Committee evaluates whether incumbent directors collectively possess the requisite skills and perspective before recommending a slate of incumbent directors to the Board for re-nomination.

8    WestRock Company 2024 Proxy Statement

Board and Governance Matters

The table below identifies the skills and experiences that the Board and the Governance Committee consider important for directors collectively to possess for effective governance of WestRock in the current business environment. It also provides a high-level summary of the diverse skills and experience of our nominees to the Board, which contribute to the sound governance of WestRock, although it is not an exhaustive list of each nominee’s contributions to the Board.

Global Business Experience to help oversee the management of global operations	●	●		●		●	●	●	●	●	●	●

Mergers and Acquisitions Experience to provide insight into developing and implementing strategies for growing our businesses	●	●	●	●		●	●	●	●	●	●	●

Financial Expertise to help drive our operating and financial performance	●	●		●	●		●	●	●	●	●	●

Public Company CEO Experience to help us drive business strategy, growth and performance			●				●		●	●		●

Public Company Board Experience to help us oversee an ever-changing mix of strategic, operational and compliance related matters	●	●	●	●		●	●	●	●	●	●	●

Capital Allocation Experience to help us allocate capital efficiently	●	●	●	●	●		●	●	●	●	●	●

Paper and Packaging Experience to help us deepen our understanding of the markets within which we compete		●			●		●					●

Manufacturing Experience to help us drive operating performance		●		●	●		●	●	●	●		●

Sustainability Experience to assist us in delivering sustainable packaging solutions for our customers and achieving our sustainability goals	●					●		●	●	●		●

Innovation Experience to assist us in building our global innovation capabilities, in particular with respect to packaging design, machinery and automation, materials science and digitalization of packaging

	●			●		●	●	●	●

Consumer Packaged Goods Experience to assist us to better understand and anticipate our customers’ needs and the changing dynamics of our industry		●				●		●		●		●

Enterprise Risk Management Experience to assist us in our oversight and understanding of significant areas of risk to the enterprise and in implementing appropriate policies and procedures to effectively manage risk

	●	●	●	●			●	●		●	●	●

Experience with Scale to help us drive transformation, performance and culture in a large organization	●			●		●	●	●		●	●

The Board is committed to having a membership that reflects diversity, including with respect to gender, race, ethnicity and other personal attributes. This commitment is illustrated by the fact that the Board currently includes four directors who are women, two directors who are racially diverse and two directors who have served in the military. The table below reflects self-identified diversity characteristics of the Board.

Gender

Male		●	●	●	●			●		●	●	●

Female	●					●	●		●

Race/Ethnicity

Hispanic or Latino

White	●	●	●	●	●	●	●		●	●		●

Asian

Black or African American								●			●

Native Hawaiian or Other Pacific Islander

American Indian or Alaska Native

Two or More Races

Openly LGBTQIA+

Disability

Military Service									●			●

WestRock Company 2024 Proxy Statement    9

Board and Governance Matters

Board Refreshment

We recognize the importance of Board refreshment. The Governance Committee regularly considers Board composition and how Board composition changes over time. As a result of the Board’s robust refreshment process, the Board currently includes four directors with less than five years of service on the Board (two of whom joined the Board in 2022). These additions demonstrate the Board’s commitment to refreshment with independent nominees who provide important perspectives and experience to oversee our business strategy.

Pursuant to the Governance Guidelines, directors must retire when they reach age 72, provided that they may continue to serve thereafter until the next annual or special meeting of stockholders at which directors are to be elected. However, the Board, on the recommendation of the Governance Committee, has determined it is appropriate to waive the retirement age with respect to Ms. Martore until our 2025 annual meeting of stockholders after considering her extensive qualifications and valuable, ongoing contributions to the Board. As the former chair of the Audit Committee and the chair of the independent Transaction Committee created expressly to oversee all aspects of the Transaction, Ms. Martore has played and continues to play a crucial leadership role on the Board. Her ongoing service will enable the Board to continue to function efficiently and effectively over the next year as we prepare for the Transaction.

The Board has not established term limits because it believes that, on balance, term limits would sacrifice the contribution of directors who have developed deep insight into our industry, strategy and operations. The Governance Committee evaluates the qualifications, skills and performance of each incumbent director before recommending his or her nomination for an additional term. A director who has a significant change in full-time job responsibilities must submit a letter of resignation to the Board, which allows the Board to review the continued appropriateness of the director’s membership on the Board.

Majority Voting Standard in Uncontested Elections

Our directors are elected by a majority of the votes cast for them in uncontested elections. If a director does not receive a greater number of “for” votes than “against” votes, then the director must tender his or her resignation to the Board. The Board then determines whether to accept the resignation. Our directors are elected by a plurality vote standard in contested elections.

Overboarding Policy

Our directors may not serve on more than four other public company boards, and a director who is actively employed as a public company executive officer is expected to limit his or her public company directorships to two in the aggregate. Messrs. Sewell and Brown and Ms. Savage, who are public company executive officers, each serve on one other public company board, and none of our remaining director nominees serves on more than three other public company boards.

Director Independence

Under the Governance Guidelines and the NYSE corporate governance listing standards (the “NYSE Standards”), the Board must consist of at least a majority of independent directors. The Board annually reviews director independence under standards set forth in the Governance Guidelines. The Board has affirmatively determined that all director nominees, other than Mr. Sewell, our President and Chief Executive Officer (“CEO”), are independent.

In the normal course of business, we purchase products and services from many suppliers, and we sell products and services to many customers. In some cases, these transactions have occurred with companies with which our directors have relationships as directors or executive officers. Board members may also have relationships as directors with companies that hold or held our securities.

Director Orientation and Continuing Education

New directors participate in an orientation program and receive materials and briefings to become familiar with our business, strategies and governance policies and other documents. Continuing education is provided for all directors through various sources, including board materials and presentations (including by outside speakers), discussions with management, visits to our facilities and access to external resources.

Director Nominees

After evaluating each director nominee and the composition of the Board, the Governance Committee recommended all the current directors for election at the 2024 Annual Meeting. lf elected, each of the 12 nominees will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified. Each nominee has agreed to serve as a director if elected. lf, for some unforeseen reason, a nominee becomes unwilling or unable to serve, proxies may be voted as recommended by the Board to elect substitute nominees recommended by the Board to the extent permitted by applicable law. The Board may allow the vacancy created to remain open until such time as it is filled by the Board, or the Board may determine not to elect substitute nominees and may instead determine to reduce the size of the Board.

10    WestRock Company 2024 Proxy Statement

Board and Governance Matters

Information about the director nominees, including additional information concerning their qualifications for office, is set forth below.

COLLEEN F. ARNOLD

Background:

Ms. Arnold has served as a director of the Company since July 2018. She served as senior vice president, sales and distribution for lnternational Business Machines Corporation (“lBM”) from 2014 to 2016. Prior to that, Ms. Arnold held a number of senior positions with lBM from 1998 to 2014, including senior vice president, application management services, lBM Global Business Services; general manager of GBS Strategy, Global Consulting Services, Global lndustries and Global Application Services; general manager, Europe, Middle East and Africa; general manager, Australia and New Zealand Global Services; and CEO of Global Services Australia.

Key qualifications, experience and skills:

Ms. Arnold’s experience serving in a number of senior roles with a large, multinational technology company provides her with global business experience, financial expertise, consumer markets and sales experience, innovation experience and experience working for a company with significant scale.

Current public boards:                                                    Other public boards within 5 years:

None                                                                       Cardinal Health, lnc.

Age: 66 Director Since: 2018 Independent Standing Committees: • Compensation • Executive • Finance(Chair)

TIMOTHY J. BERNLOHR

Background:

Mr. Bernlohr served as a director of Smurfit-Stone Container Corporation (“Smurfit-Stone”) from 2010 until it was acquired by RockTenn Company (“RockTenn”) in 2011, and he served as a director of RockTenn from 2011 until the effective date of the 2015 merger of RockTenn and MeadWestvaco Corporation (“MeadWestvaco,” and such merger, the “Combination”), when he became a director of the Company. Mr. Bernlohr currently serves as the managing member of TJB Management Consulting, LLC, a consultant to businesses in transformation and a provider of interim executive management and strategic planning services. From 1997 to 2005, he served in various executive capacities, including as president and CEO, at RBX Industries, Inc. Prior to joining RBX Industries, Mr. Bernlohr spent 16 years in various management positions with Armstrong World Industries, Inc.

Key qualifications, experience and skills:

Mr. Bernlohr’s experience as a strategic consultant, a director of various publicly traded companies, and the CEO of an international manufacturing company provides him with broad corporate strategy and global business experience. In addition, Mr. Bernlohr has deep experience in the paper and packaging industry.

Current public boards:                                                    Other public boards within 5 years:

International Seaways, Inc.                                     Atlas Air Worldwide Holdings, Inc.

                                                                                Skyline Champion Corp.

                                                                                F45 Training Holdings, Inc.

Age: 64 Director Since: 2015 Independent Standing Committees: • Audit • Compensation(Chair) • Executive

J. POWELL BROWN

Background:

Mr. Brown served as a director of RockTenn from 2010 until the effective date of the Combination, when he became a director of the Company. He has served as president of Brown & Brown, Inc. since 2007 and as CEO since 2009. Mr. Brown previously served as a regional executive vice president of Brown & Brown. From 2006 to 2009, he served on the board of directors of SunTrust Bank/Central Florida, a commercial bank and subsidiary of SunTrust Banks, Inc.

Key qualifications, experience and skills:

Mr. Brown’s experience as a CEO of a publicly traded insurance services company provides him with broad experience and knowledge of risk management and loss minimization and mitigation, as well as capital allocation experience and perspective on leadership of publicly traded companies.

Current public boards:                                                    Other public boards within 5 years:

Brown & Brown, Inc.                                               None

Age: 56 Director Since: 2015 Independent Standing Committees: • Compensation • Governance

WestRock Company 2024 Proxy Statement    11

Board and Governance Matters

TERRELL K. CREWS

Background:

Mr. Crews served as a director of Smurfit-Stone from 2010 until it was acquired by RockTenn in 2011, and he served as a director of RockTenn from 2011 until the effective date of the Combination, when he became a director of the Company. Mr. Crews served as executive vice president and chief financial officer (“CFO”) of Monsanto Company from 2000 to 2009, and as the CEO of Monsanto’s vegetable business from 2008 to 2009.

Key qualifications, experience and skills:

Mr. Crews’ experience as a CFO and executive of a publicly traded company and as a director of other public companies provides him with broad business knowledge and in-depth experience in complex financial matters. He also has experience working for a company with significant scale.

Current public boards:                                                    Other public boards within 5 years:

Archer Daniels Midland Company                          Hormel Foods Corporation

Age: 68 Director Since: 2015 Independent Standing Committees: • Audit (Chair) • Executive • Finance

RUSSELL M. CURREY

Background:

Mr. Currey served as a director of RockTenn from 2003 until the effective date of the Combination, when he became a director of the Company. He has served as the president of Boxwood Capital, LLC, a private investment company, since 2013. Mr. Currey worked for RockTenn from 1983 to 2008 and served as executive vice president and general manager of its corrugated packaging division from 2003 to 2008.

Key qualifications, experience and skills:

Mr. Currey’s experience with RockTenn in a number of leadership roles over a period of 25 years provides him with valuable manufacturing experience, as well as substantial knowledge of our industry, business and customers. Mr. Currey’s background has also provided him with capital allocation experience and financial expertise.

Current public boards:                                                    Other public boards within 5 years:

None                                                                       None

Age: 62 Director Since: 2015 Independent Standing Committees: • Audit • Finance

SUZAN F. HARRISON

Background:

Ms. Harrison has served as a director of the Company since January 2020. She served as president of Global Oral Care at Colgate-Palmolive Company (“Colgate”), a worldwide consumer products company focused on the production, distribution, and provision of household, health care, and personal products, from 2012 to 2019. Previously, Ms. Harrison served as President of Hill’s Pet Nutrition Inc. North America from 2009 to 2011, Vice President, Marketing for Colgate U.S. from 2006 to 2009 and Vice President and General Manager of Colgate Oral Pharmaceuticals, North America and Europe from 2005 to 2006. She held a number of other leadership roles at Colgate beginning in 1983.

Key qualifications, experience and skills:

Ms. Harrison’s experience serving in a number of senior roles with a large, global consumer products company provides her with global business experience, consumer markets experience, innovation experience, and experience working for a company with significant scale.

Current public boards:                                                    Other public boards within 5 years:

Archer Daniels Midland Company                          None

Ashland Inc.

Age: 66 Director Since: 2020 Independent Standing Committees: • Audit • Governance

12    WestRock Company 2024 Proxy Statement

Board and Governance Matters

GRACIA C. MARTORE

Background:

Ms. Martore served as a director of MeadWestvaco from 2012 until the effective date of the Combination, when she became a director of the Company. She served as the president and CEO and as a director of TEGNA Inc. (formerly Gannett Co., Inc.), a broadcast, digital media and marketing services company, from 2011 to 2017, and she served as president and COO of Gannett from 2010 to 2011. Ms. Martore also served as Gannett’s executive vice president and CFO from 2006 to 2010, its senior vice president and CFO from 2003 to 2006 and in various other executive capacities beginning in 1985. She has served as a director of FM Global since 2005 and of The Associated Press since 2013.

Key qualifications, experience and skills:

Ms. Martore’s background and experience as CEO and CFO of a publicly traded company provide her with leadership, business, financial and governance skills. She also has experience working for a company with significant scale.

Current public boards:                                                    Other public boards within 5 years:

Omnicom Group Inc.                                              None

United Rentals, Inc.

Age: 72 Director Since: 2015 Independent Standing Committees: • Audit • Finance

JAMES E. NEVELS

Background:

Mr. Nevels served as a director of MeadWestvaco from 2014 until the effective date of the Combination, when he became a director of the Company. He currently serves as managing partner of Unicorn Partners, LLC, a consulting company. He served as chairman of The Swarthmore Group, an investment advisory firm, from 1991 until 2022.* From 2020 to 2023, Mr. Nevels served on the board of Renew Financial, a private company that provides financing for solar energy. Mr. Nevels also served as a director of The Hershey Company from 2007 to 2017, including as lead independent director from 2015 to 2017, and as chairman from 2009 to 2015. Mr. Nevels also previously served as a director of the Federal Reserve Bank of Philadelphia (and as its chairman) and of MMG Insurance Company, a privately-held provider of insurance services. He served as our lead independent director from September 2017 through February 2019.

Key qualifications, experience and skills:

Mr. Nevels’ background and experience as an investment advisor and board member, chairman and lead independent director of public companies provide him with broad knowledge and perspective on the governance and leadership of publicly traded companies, as well as financial expertise and capital allocation experience.

Current public boards:                                                    Other public boards within 5 years:

None                                                                       Alcoa Corp.

                                                                                First Data Corp.

Age: 71 Director Since: 2015 Independent Standing Committees: • Compensation • Executive • Governance(Chair)
* The Swarthmore Group filed a petition in Federal Bankruptcy Court under Chapter 7 of the Bankruptcy Code in August 2022.

E. JEAN SAVAGE

Background:

Ms. Savage has served as a director of the Company since January 2022. She has served as president and CEO of Trinity Industries, Inc. (“Trinity”), a company providing railcar products and services, since February 2020 and as a director on the Trinity board since 2018. Ms. Savage previously served in a variety of leadership roles at Caterpillar, Inc., a construction and mining, engines, turbines and locomotives manufacturing company, including as the vice president of the Surface Mining & Technology division of Caterpillar from 2017 through 2020. Ms. Savage also held numerous leadership roles at Progress Rail, including as vice president of Quality and Continuous Improvement before its acquisition by Caterpillar in 2006, and in a variety of manufacturing and engineering positions for 14 years at Parker Hannifin Corporation. She began her career as an intelligence officer in the U.S. Army Reserves.

Key qualifications, experience and skills:

Ms. Savage’s experience in multiple executive roles at large, public companies, including as CEO of Trinity, provides her with global business experience and financial expertise, as well as significant experience transforming industrial enterprises, including through optimization of business operations and corporate infrastructure.

Current public boards:                                                    Other public boards within 5 years:

Trinity Industries, Inc.                                                    None

Age: 59 Director Since: 2022 Independent Standing Committees: • Audit • Compensation

WestRock Company 2024 Proxy Statement    13

Board and Governance Matters

DAVID B. SEWELL

Background:

Mr. Sewell has served as a director of the Company since March 2021 when he also became our president and CEO. From March 2019 until joining the Company, he served as president and chief operating officer of The Sherwin-Williams Company (“Sherwin-Williams”), a company in the paint and coating manufacturing industry. From August 2014 to March 2019, Mr. Sewell served as president of the performance coatings group at Sherwin-Williams. Prior to joining Sherwin-Williams in February 2007, Mr. Sewell spent 15 years working for General Electric Company (“GE”).

Key qualifications, experience and skills:

Mr. Sewell’s service as our president and CEO provides him with knowledge of our business, strategy and capabilities. His presence on the Board also helps provide a unified focus for management to execute our strategy and business plans, and his in-depth knowledge of and experience in manufacturing and operations helps supports these initiatives.

Current public boards:                                                    Other public boards within 5 years:

Huntsman Corp.                                                     None

Age: 55 Director Since: 2021 Non-Independent (President and CEO) Standing Committees: • Executive

DMITRI L. STOCKTON

Background:

Mr. Stockton has served as a director of the Company since July 2022. He most recently served as senior vice president and special advisor to the chairman of GE from 2016 until his retirement in 2017. Mr. Stockton joined GE in 1987 and held various positions of increasing responsibility during his 30-year tenure. From 2011 to 2016, Mr. Stockton served as chairman, president and CEO of GE Asset Management, a global asset management company affiliated with GE, and as senior vice president of GE. From 2008 to 2011, he served as president and CEO for GE Capital Global Banking and senior vice president of GE based in London, UK. He previously also served as president and CEO for GE Consumer Finance for Central and Eastern Europe.

Key qualifications, experience and skills:

Mr. Stockton’s background and experience as a senior executive in various roles at GE and as a public company director provide him with leadership experience and expertise in risk management, governance, finance and asset management.

Current public boards:                                                    Other public boards within 5 years:

Deere & Co.                                                           Stanley Black & Decker, Inc.

Ryder System, Inc.

Target Corp.

Age: 59 Director Since: 2022 Independent Standing Committees: • Audit • Finance

ALAN D. WILSON

Background:

Mr. Wilson served as a director of MeadWestvaco from 2011 until the effective date of the Combination, when he became a director of the Company. He served as chairman of the board of McCormick & Company, Inc. (“McCormick”), a consumer food company, from 2009 to 2017, and CEO of McCormick from 2008 to 2016. Mr. Wilson joined McCormick in 1993 and also served in a variety of other positions, including as president from 2007 to 2015, president of North American Consumer Products from 2005 to 2006, president of the U.S. Consumer Foods Group from 2003 to 2005 and vice president – sales and marketing for the U.S. Consumer Foods Group from 2001 to 2003.

Key qualifications, experience and skills:

Mr. Wilson’s background and experience as chairman and CEO of a publicly traded multinational consumer food company provides him with leadership, market expertise, and business and governance skills. He also has experience working for a company with significant scale.

Current public boards:                                                    Other public boards within 5 years:

T. Rowe Price Group, Inc.                                      None

Age: 66 Director Since: 2015 Independent Chair Standing Committees: • Executive (Chair) • Finance • Governance

14    WestRock Company 2024 Proxy Statement

Board and Governance Matters

BOARD OPERATIONS

Board Leadership Structure

The Board regularly evaluates the effectiveness of its leadership structure. The Board currently has an independent, non-executive Chair leadership structure. Mr. Wilson began serving a two-year term as the Board’s independent Chair in January 2022, following the retirement of our former Non-Executive Chair. The Board continues to believe that the separation of the roles of CEO and Chair is appropriate and is in the best interests of the Company and our stockholders and recently determined to again elect Mr. Wilson as independent Chair upon, and subject to, his election as a director at the 2024 Annual Meeting. In doing so, the Board concluded that this leadership structure enhances the accountability of the CEO to the Board, strengthens the Board’s independence from management, and ensures a greater role for the independent directors in the oversight of the Company. In addition, this separation allows our CEO to focus efforts on running our business and managing the Company in the best interests of our stockholders. The Chair provides guidance to the CEO and, in consultation with management, helps to set the agenda for Board meetings and establishes priorities and procedures for the work of the full Board. The Chair also presides over meetings of the full Board, as well as executive sessions (without management), which the Board holds at least at every regularly scheduled Board meeting.

The Board recognizes that no single leadership model is right for all companies at all times and that, depending on the circumstances, other leadership models, such as combining the Chair and CEO roles, might be appropriate. Accordingly, our governance documents provide flexibility for the Board to modify or continue its leadership structure in the future, as it deems appropriate in its business judgment. The Board believes the Company and our stockholders benefit from this flexibility, as our directors are well positioned to determine our leadership structure given their in-depth knowledge of our management team, our strategic goals, and the opportunities and challenges we face. Our governance documents further provide that if the Chair position is held by the CEO or another non-independent director in the future, the independent directors of the Board would elect on an annual basis an independent director to serve as Lead Independent Director and that this role would have clearly delineated oversight responsibilities.

Board Committees

The Board assigns responsibilities and delegates authority to its committees, which regularly report on their activities and actions to the Board. The Board has determined that each current member of each standing committee (other than the Executive Committee) is “independent” within the meaning of the NYSE Standards and the Governance Guidelines, including any applicable additional committee-specific independence requirements. The principal responsibilities of each standing committee are summarized below and set forth in more detail in such committee’s written charter (other than the Executive Committee, which does not have a charter). All other standing committee charters can be found on our website.

AUDIT COMMITTEE

Members:

Terrell K. Crews (Chair)

Timothy J. Bernlohr

Russell M. Currey

Suzan F. Harrison

Gracia C. Martore

E. Jean Savage

Dmitri L. Stockton

Meetings in Fiscal 2023: 8

*    All members meet the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the NYSE Standards and the Governance Guidelines, and are “financially literate” within the meaning of the NYSE Standards. Each of Mses. Martore and Savage and Messrs. Bernlohr, Crews and Stockton is an “audit committee financial expert” within the meaning of SEC regulations.

Principal Responsibilities:

•  Provide oversight of our financial reporting process and our system of internal control over financial reporting.

•  Oversee the independence, qualifications and performance of our independent auditor and performance of the internal audit function.

•  Discuss with management policies with respect to risk assessment and risk management.

•  Discuss our major information technology and cybersecurity risk exposures and the steps that management has taken to monitor and control such exposures.

•  Oversee compliance with legal and regulatory requirements, including through discussion of compliance with WestRock’s Code of Business Conduct and Ethics.

WestRock Company 2024 Proxy Statement    15

Board and Governance Matters

COMPENSATION COMMITTEE

Members:

Timothy J. Bernlohr (Chair)

Colleen F. Arnold

J. Powell Brown

James E. Nevels

E. Jean Savage

Meetings in Fiscal 2023: 3

*    All members meet the independence requirements of the NYSE Standards and the Governance Guidelines and qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.

Principal Responsibilities:

•  Set the overall compensation strategy and compensation policies for our executives and non-employee directors.

•  Oversee the performance evaluation of our CEO and other senior executives, including assessment of performance relative to goals and objectives.

•  Review and approve compensation levels of our CEO and other NEOs.

•  Approve or make recommendations to the Board regarding non-employee director compensation.

•  Review our incentive compensation arrangements to confirm that incentive pay does not encourage inappropriate risk taking.

GOVERNANCE COMMITTEE

Members:

James E. Nevels (Chair)

J. Powell Brown

Suzan F. Harrison

Alan D. Wilson

Meetings in Fiscal 2023: 5

*    All members meet the independence requirements of the NYSE Standards and the Governance Guidelines.

Principal Responsibilities:

•  Maintain an active Board refreshment and director succession planning process and lead the search for potential director candidates.

•  Evaluate and recommend changes to the size, composition and structure of the Board and its committees.

•  Oversee the annual Board and committee evaluation process.

•  Oversee and provide input to management on the Company’s policies, strategies and programs related to ESG matters, including sustainability.

•  Assist the Board in fulfilling its responsibility for CEO succession.

FINANCE COMMITTEE Members: Colleen F. Arnold (Chair) Terrell K. Crews Russell M. Currey Gracia C. Martore Dmitri L. Stockton Alan D. Wilson Meetings in Fiscal 2023: 7

Principal Responsibilities:

•  Review and recommend capital budgets to the Board for approval.

•  Review management’s assessment of our capital structure, including dividend policies and stock repurchase programs, debt capacity and liquidity.

•  Review financing and liquidity initiatives proposed by management.

EXECUTIVE COMMITTEE Members: Alan D. Wilson (Chair) Colleen F. Arnold Timothy J. Bernlohr Terrell K. Crews James E. Nevels David B. Sewell Meetings in Fiscal 2023: 3

Principal Responsibilities:

•  Exercise the authority of the Board in managing our business and affairs; however, the Executive Committee does not have the power to (i) approve, adopt or recommend to our stockholders any action or matter (other than the election or removal of directors) that Delaware law requires to be approved by stockholders or (ii) adopt, amend or repeal our Bylaws.

16    WestRock Company 2024 Proxy Statement

Board and Governance Matters

Meeting Attendance in Fiscal 2023

ln fiscal 2023, the Board held 23 meetings and its standing committees held a total of 26 meetings. Each director attended at least 75% of the aggregate of all meetings of the Board and the committees on which he or she served. The Company does not have a policy with regard to director attendance at annual meetings of stockholders. Each director attended our annual meeting of stockholders on January 27, 2023 (the “2023 Annual Meeting”).

Meetings of Non-Management Directors and Independent Directors

Our non-management directors meet in regularly scheduled executive sessions conducted outside the presence of management, unless non-management directors request management to attend. All of our non-management directors are independent and, during fiscal 2023, they met separately from management in executive session at least at every regularly scheduled Board meeting.

Human Capital Management

The Board believes that effective human capital management throughout the organization is important to our success and oversees management’s strategies for attracting, developing and retaining talent. In fiscal 2023, the Board and its committees engaged with senior management, including our Chief Human Resources Officer, across a broad range of human capital management topics, such as safety, culture, succession planning and development, compensation and benefits, employee recruitment and retention and Diversity and Inclusion. High-potential leaders are given exposure to directors through formal presentations and informal events.

Our Governance Guidelines expressly identify the Board’s oversight role with respect to our strategies related to human capital management matters such as Diversity and Inclusion.

Self-Evaluations

Each year, the directors participate in a self-evaluation of the Board and its standing committees (other than the Executive Committee). The Governance Committee, which oversees the process and implementation of the self-evaluations, assesses the process of conducting self-evaluations annually and has used a variety of methods over the years to conduct the self-evaluations, including written questionnaires, interviews and discussions conducted by internal and external parties. For fiscal year 2023, the self-evaluation process was as follows:

Step 1. Process Review

The Governance Committee reviewed the self-evaluation process to ensure that it would facilitate a candid assessment and discussion of the effectiveness of the Board and each standing committee.

Step 2. Self-Evaluation Questionnaires Directors completed written questionnaires, anonymized versions of which were reviewed by the independent Chair.

Step 3. Evaluation Interviews Our independent Chair used the results of the written questionnaires to conduct one-on-one interviews with each director.

Step 4. Board Review

The Board discussed the results of the self-evaluation process in executive session. Among other things, the results suggested that the Board and its committees were functioning effectively and Board dynamics were healthy.

WestRock Company 2024 Proxy Statement    17

Board and Governance Matters

Risk Oversight

The Board provides oversight of our risk management processes. The Board performs this function as a whole and by delegating to its standing committees (other than the Executive Committee), each of which meets regularly and reports back to the Board. Our independent Chair also attends all standing committee meetings. The risk oversight responsibilities of these committees are summarized below. While the Board and these committees oversee risk management, management is charged with managing enterprise risks. The Board recognizes that it is neither possible nor desirable to eliminate all risk; rather, the Board views appropriate risk taking as essential to our long-term success and seeks to understand and oversee critical business risks in the context of our business strategy, the magnitude of the particular risks and the proper allocation of our risk management and mitigation resources.

Our enterprise risk management (“ERM”) program facilitates the identification and management of risks and is overseen at the management level by our Enterprise Risk Steering Committee. The Enterprise Risk Steering Committee is comprised of key functional leaders and operating leaders from across the organization and meets

In fiscal 2023, the Audit Committee reviewed cybersecurity and resiliency matters on a quarterly basis, with results of these discussions reported out to the Board. Our directors have and continue to gain knowledge about these evolving areas through, among other things, regular briefings and discussions with internal subject-matter experts, including our Chief Information and Digital Officer and our Chief Information Security Officer. They also have access to external resources and education on these issues.

regularly to discuss ERM program activities, risk assessment results and risk treatment actions to ensure alignment with WestRock’s strategy. Our internal audit department conducts a company-wide risk assessment annually that includes interviews with more than 50 leaders to anticipate and assess our highest potential impact risks. The Enterprise Risk Steering Committee consults with both internal and external advisors to assess the risk environment and to anticipate future risks and related trends. In fiscal 2023, the risks identified through the risk assessment process were discussed with the Enterprise Risk Steering Committee, with key risks presented to and discussed with the Board.

We respond to identified risks in a variety of ways. For instance, we have an information security training program with annual required training for all workers who use our information systems as part of their day-to-day responsibilities.

The Board and its standing committees receive regular reports from management on areas of material risk, including operational, financial, strategic, competitive, reputational, legal and regulatory risks evaluated by the Enterprise Risk Steering Committee, and management of these risks. Our General Counsel also informs the Board and its standing committees, as applicable, of significant and relevant legal and compliance issues. Each committee has access to internal counsel and may engage its own independent counsel as well.

 AUDIT COMMITTEE

•	Oversees risk management related to

–	financial statements
–	financial reporting and disclosure processes
–	financial and other internal controls
–	accounting
–	legal/compliance matters, including environmental compliance
–	information technology and cybersecurity

•	Oversees the internal audit function.

•	Meets separately on a regular basis with representatives of our independent auditing firm and the head of our internal audit department.

•	The Chair of the Audit Committee communicates directly with our Chief Compliance Officer on at least a quarterly basis.

COMPENSATION COMMITTEE

•	Oversees risk management related to our compensation philosophy and programs.

•	Reviews our incentive compensation arrangements to confirm incentive pay does not encourage inappropriate risk taking.

GOVERNANCE COMMITTEE

•	Oversees risk management related to governance policies and procedures and board organization and membership.

•	Oversees risk management of policies, strategies and programs related to ESG matters, including sustainability.

FINANCE COMMITTEE

•	Oversees risk management related to our annual capital budget plans and capital structure.

•	Reviews financing and liquidity initiatives.

18    WestRock Company 2024 Proxy Statement

Board and Governance Matters

DIRECTOR COMPENSATION

The Compensation Committee is responsible for setting the overall compensation strategy and policies for our non-employee directors and approving or making recommendations to the Board with respect to the approval of the compensation of non-employee directors. Directors who also serve as employees do not receive payment for service as directors.

In assessing compensation for non-employee directors, the Compensation Committee considers the director compensation practices of peer companies and whether compensation recommendations align with the interests of our stockholders. We seek to align total non-employee director compensation with the approximate median of peer group total non-employee director compensation, as appropriate. In fiscal 2023, Meridian Compensation Partners, LLC, the independent compensation consultant to the Compensation Committee (“Meridian”), analyzed the competitive position of our director compensation program against the peer group used for executive compensation purposes and examined how each element of our director compensation program compared to those for members of the peer group. After reviewing the results of the analysis, and considering other factors, the Compensation Committee determined that no changes would be made to the compensation program for non-employee directors in fiscal 2023.

Our non-employee director compensation in fiscal 2023 consisted of the following:

Component	Compensation ($)

Annual cash retainer	115,000

Annual equity award for all non-employee directors (approximate value)	160,000

Annual cash fee for Chair	100,000

Annual equity award for Chair (approximate value)	25,000

Annual committee chair cash fees

Audit Committee; Compensation Committee	20,000

Finance Committee; Governance Committee	17,500

Director Compensation for Fiscal 2023

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	AII Other Compensation ($)	TotaI ($)

Colleen F. Arnold	132,500	160,006	-	292,506

Timothy J. Bernlohr	135,000	160,006	-	295,006

J. Powell Brown	115,000	160,006	-	275,006

Terrell K. Crews	135,000	160,006	-	295,006

Russell M. Currey	115,000	160,006	-	275,006

Suzan F. Harrison	115,000	160,006	-	275,006

Gracia C. Martore	115,000	160,006	-	275,006

James E. Nevels	132,500	160,006	-	292,506

E. Jean Savage	115,000	160,006	-	275,006

Dmitri L. Stockton	115,000	160,006	-	275,006

Alan D. Wilson	215,000	185,022	-	400,022

The amounts reported in the Fees Earned or Paid in Cash column reflect the cash fees earned by each non-employee director in fiscal 2023, whether or not such fees were deferred. These fees represent the annual cash retainer and, where applicable, the annual fee for the Chair and standing committee chair roles.

The amounts reported in the Stock Awards column reflect the grant date fair value associated with stock awards made in fiscal 2023, calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC 718”). On February 3, 2023, each non-employee director serving on the Board other than Mr. Wilson received a grant of 4,586 time-based restricted stock units (“RSUs”); Mr. Wilson received a grant of 5,303 RSUs due to his service as Chair. In each case, the number of RSUs associated with the award was determined by dividing the value of the annual stock award by the closing price of our common stock as reported on the NYSE on the grant date and rounding up to the nearest whole share. These awards will vest on the first anniversary of the grant date.

WestRock Company 2024 Proxy Statement    19

Board and Governance Matters

Deferred Compensation

Non-employee directors may elect annually to defer all of their cash compensation and/or equity awards pursuant to the terms of the WestRock Company 2016 Deferred Compensation Plan for Non-Employee Directors (the “Non-Employee Director Deferred Compensation Plan”). At the director’s option, we credit his or her (i) cash deferred account with the cash compensation he or she elected to defer and (ii) stock unit account for each RSU that he or she elected to defer. The rights of the director in the balance credited to his or her deferred cash account are vested at all times, whereas rights in the balance of the stock unit account vest in accordance with the vesting schedule for the related RSUs. During 2023, Messrs. Stockton and Wilson deferred both their cash compensation and equity awards, Ms. Harrison deferred only her cash award, and Mses. Arnold and Martore deferred only their equity awards.

Director Stock Ownership and Retention Requirements

Each non-employee director is required to own at least the greater of (i) 5,000 shares of our common stock or (ii) a number of shares of our common stock having a value of not less than five times the annual cash retainer. In determining compliance with these guidelines, stock ownership includes unvested RSUs. Directors have five years from the date of their initial election to achieve the targeted level of ownership. Once determined to be in compliance with these guidelines, an individual is not considered to be out of compliance at a future date due solely to a decrease in the price of our common stock since the last compliance measurement date. All non-employee directors who have served on the Board for at least five years are in compliance with these guidelines.

Any non-employee director who does not hold the requisite number of shares, including as a result of a decline in stock price, is required to retain 50% of the net shares received from vesting of RSUs. For these purposes, “net shares” are those shares remaining after shares are sold or withheld to satisfy, among other things, tax obligations arising from the vesting of RSUs.

Anti-Hedging/Anti-Pledging Policy

We maintain a policy that prohibits our directors and officers, including members of our senior management team, and other designated employees from entering into derivative or hedging transactions in our securities, pledging our securities as collateral for a loan or short-selling our securities.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our codes of conduct require directors and employees, including executive officers, to disclose any material transaction or relationship that could reasonably be expected to be or to give rise to a conflict of interest. For any such transactions involving directors or executive officers, if the Corporate Secretary and General Counsel determines that a conflict exists or potentially could arise from such a transaction or relationship, the transaction is submitted to the Governance Committee for review.

The Company adopted a written Related Person Transaction Policy during fiscal 2023 under which approval is required, subject to specified exceptions, for any transaction, agreement or relationship between the Company or any of its consolidated subsidiaries and a Related Person in which the Company is a participant, the amount involved exceeds $120,000, and in which a Related Person has a direct or indirect material interest (a “Related Person Transaction”). The Related Person Transaction Policy memorialized our longstanding but informal policy with respect to these matters. Under the Related Person Transaction Policy, a “Related Person” is defined as (i) any person who is or was since the beginning of the last fiscal year an executive officer or director or a nominee for director, (ii) a beneficial owner of 5% or more of any class of voting securities of the Company or (iii) an immediate family member of any of the persons identified in clauses (i) or (ii) above.

In addition to providing relevant information in the annual Director and Officer questionnaire, each executive officer and director is required to promptly update information provided in the questionnaire as necessary to ensure that the Corporate Secretary and General Counsel has been advised of all known transactions, proposed transactions, businesses and affiliations that may be considered Related Person Transactions and to provide all further information concerning any Related Person Transaction or potential Related Person Transaction to the Corporate Secretary and General Counsel for consideration by the Governance Committee and/or the Board.

Among the factors considered in determining whether to approve or disapprove a Related Person Transaction are the following:

•	the size of the transaction and the amount payable to or from a Related Person;

•	the nature of the interest of the Related Person in the transaction;

20    WestRock Company 2024 Proxy Statement

Board and Governance Matters

•	whether the transaction may involve a conflict of interest;

•	whether the transaction was undertaken in the ordinary course of business of the Company;

•	the benefits to the Company from participating in the transaction;

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties;

•	if the Related Person is a director or nominee for director, the impact on such director’s independence; and

•	any other information regarding the Related Person Transaction or Related Person that would be material to investors in light of the circumstances of the transaction.

Approval of a Related Person Transaction requires the affirmative vote of the majority of disinterested directors on the Board or the Governance Committee, as applicable. To facilitate the processing of approvals, the Governance Committee and the chair of the Governance Committee may approve certain Related Person Transactions subject to specific dollar thresholds. A summary of any Related Person Transaction approved by the Governance Committee chair and/or the Governance Committee will be presented to the Board at its next regularly scheduled meeting following such approval.

Related Person Transactions

There were no Related Person Transactions during fiscal 2023 or through the date of this Proxy Statement required to be disclosed pursuant to Item 404(a) of Regulation S-K.

COMMUNICATING WITH THE BOARD

Stockholders and other interested parties may communicate with directors (i) by mail at WestRock Company, 1000 Abernathy Road NE, Atlanta, Georgia 30328, Attention: Corporate Secretary, (ii) by facsimile at 678-291-7552 or (iii) by using our website contact form. Communications intended specifically for our Chair and other non-management directors should be marked “Independent Director Communications,” while all other director communications should be marked “Director Communications.” Communications regarding accounting, internal accounting controls or auditing matters may be reported to the Audit Committee using the above address and marking the communication “Audit Committee Communications.”

WestRock Company 2024 Proxy Statement    21

Compensation Matters

COMPENSATION MATTERS

ITEM  2. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

What am I voting on? The Board is asking our stockholders to approve, on an advisory basis, the compensation of the NEOs as disclosed in this Proxy Statement

Voting Recommendation: FOR the proposal

Vote Required: An affirmative vote requires the majority of those shares present in person or represented by proxy and entitled to vote

Broker Discretionary Voting Allowed: No, broker non-votes have no effect

Abstentions: Vote against

In accordance with SEC rules, our stockholders are being asked to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement. For the past five fiscal years, we have received an average of 91% support from our stockholders on advisory votes to approve executive compensation.

As described in detail in the Compensation Discussion and Analysis section beginning on page 23, we believe our compensation policies and procedures are competitive, focused on pay-for-performance principles and strongly aligned with the long-term interests of our stockholders. Our executive compensation program is designed to attract, retain and motivate highly effective leaders, reward sustained corporate and individual performance and drive the achievement of our strategic objectives and the delivery of long-term stockholder value. Our core program objectives include strategically aligned metrics and goals, reflect variable and at-risk performance orientation and long-term focus, and are market competitive.

The advisory vote on this resolution is not intended to address any specific element of compensation; rather, it relates to the overall compensation of our NEOs, as well as the compensation philosophy, policies and practices described in this Proxy Statement. Our stockholders have the opportunity to vote for or against, or to abstain from voting on, the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of our named executive officers determined by the Compensation Committee, as described in the Compensation Discussion and Analysis section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

Because the vote is advisory in nature, it will not be binding on the Board. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions.

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Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation philosophy and program, as well as the compensation decision-making process of our Compensation Committee for the following NEOs in fiscal 2023:

Named Executive Officer	Title

David B. Sewell	President and CEO

Alexander W. Pease	Executive Vice President and CFO

Patrick M. Kivits	President, Corrugated Packaging

Thomas M. Stigers	President, Mill Operations

Denise R. Singleton	Executive Vice President, General Counsel and Secretary

EXECUTIVE SUMMARY

Our executive compensation policies and program are a strategic tool designed to drive stockholder value creation by attracting, retaining and motivating highly effective leaders committed to the successful execution of our business strategy. We believe our short-term and long-term incentive programs are aligned with the competitive market and appropriately balanced, reinforcing both near and longer-term results, while also encouraging prudent decision-making and effective risk management.

The core features of our executive compensation program design consist of base salary and short-term and long-term incentives that are structured to be competitive with comparable organizations and directly linked to performance metrics tied to both annual goals and the long-term strategy of the Company, while also aligning with the interests of stockholders.

The Compensation Committee has primary oversight over the design and execution of our executive compensation program. Each year, the Compensation Committee conducts a review of our compensation program to assess alignment and the overall competitiveness of the pay levels of our executive officers. The pay-for-performance focus of our program is designed to provide more value when performance is strong, and less value when performance is weak.

In mid-September 2023, we announced the proposed business combination of WestRock and Smurfit Kappa to create Smurfit WestRock, a global leader in sustainable packaging. The Transaction is expected to close in the second calendar quarter of 2024, conditional upon regulatory approvals, stockholder approvals and satisfaction of other closing conditions. Accordingly, the Transaction did not impact the decisions made by the Compensation Committee with respect to our NEOs’ fiscal 2023 compensation.

BUSINESS HIGHLIGHTS AND KEY ACCOMPLISHMENTS – FISCAL 2023

During fiscal 2023, we significantly advanced our strategic transformation initiatives and continued to achieve recognition for development and commercialization of innovative and sustainable products. We delivered net sales of $20.3 billion, improved our integrated packaging revenue and margins and generated net cash from operating activities of $1.8 billion, despite unprecedented market conditions. Following our completion of the Mexico Acquisition in December 2022, we used our strong cash flow to reduce our total debt by $879 million.

Throughout the year, we improved our asset base through the closure of higher cost facilities and paper machines and other facility consolidation and invested $1.1 billion in capital expenditures, accelerating our asset recapitalization program to drive productivity. We exceeded our cost-savings target in fiscal 2023 and exited fiscal 2023 with greater than $450 million in run-rate savings. In addition, the Mexico Acquisition builds capability to capture on-shoring trends and growth in the attractive Latin America market. Delivering on our commitment to streamline our portfolio and prioritize profitable growth, we also exited non-core assets and sold our stakes in multiple non-strategic joint ventures. We remain focused on driving profitable growth and delivering additional cost savings in fiscal 2024.

Fiscal 2023 Executive Compensation Highlights

Business Strategy Alignment

In fiscal 2023, we focused on strengthening the alignment of our executive compensation program with the Company’s long-term strategy and reinforcing goals to advance that strategy. Notably, the Compensation Committee modified our LTIP in fiscal 2023 to replace the Adjusted Free Cash Flow Per Share metric that had applied to performance-based restricted stock units (“PSUs”) with an Adjusted EPS metric.

WestRock Company 2024 Proxy Statement    23

Compensation Discussion and Analysis

With this change, the Compensation Committee completed the transition of the Adjusted Free Cash Flow Per Share metric from the LTIP to the STIP that began in fiscal 2022.

For fiscal 2023, our STIP consisted of the same financial performance goals for our NEOs as in fiscal 2022: Consolidated Adjusted EBITDA, Adjusted Revenue and Adjusted Free Cash Flow Per Share, with weightings of 50%, 25% and 25%, respectively. For 2023 LTIP awards, consistent with prior years, 75% of the value consisted of PSUs. We allocated 40% of the total LTIP award value to three-year Adjusted EPS, 25% of the award value to three-year Adjusted ROIC and 10% of the award value to three-year relative TSR. The remaining 25% of the 2023 LTIP award value consisted of RSUs scheduled to vest ratably over three years.

Say-on-Pay Results

At our 2023 Annual Meeting, approximately 90% of the votes cast approved of the Company’s annual Say-on-Pay proposal in support of our executive compensation program. The Compensation Committee takes these results into account when making compensation decisions, including through ongoing reinforcement of our variable, pay-for-performance philosophy and the utilization of performance metrics that are designed to deliver near-term and long-term value to our stockholders. The Compensation Committee determined that the Company’s executive compensation philosophies and objectives and compensation elements remained appropriate and did not make changes to the Company’s executive compensation program in response to the 2023 Say-on-Pay vote. The Compensation Committee will continue to review annual Say-on-Pay vote results and determine whether any future changes are warranted in light of such results.

Executive Compensation Governance Best Practices

We maintain the following governance and executive compensation best practices, which we believe serve the long-term interests of stockholders:

What We Do	What We Do Not Do

Structure Meaningful Portion of Pay to be At-Risk: In fiscal 2023, 90% of our CEO’s total target compensation was at-risk; an average of 76% was at-risk for our other NEOs	No Hedging or Pledging: NEOs are prohibited from hedging their ownership or pledging common stock as collateral

  Utilize Performance-Based Incentives: 100% of STIP goals are tied to Company performance, and 75% of long-term incentives are scheduled to vest based on achievement of multi-year Company performance goals

No Excise Tax Gross-Ups: We do not provide excise tax gross-ups for any payments in connection with a change in control

  Maintain Robust Stock Ownership and Retention Guidelines: Our CEO is required to hold shares valued at 6x salary and other NEOs are required to hold shares valued at 3x salary. We also have an equity retention requirement of 50% of net shares received until ownership guidelines are met

No Single-Trigger Vesting in the Event of a Change in Control: Our employee equity awards do not have “single-trigger” vesting of equity upon a change in control

Select Challenging Performance Goals: We set performance goals for short- and long-term incentives that are designed to be challenging	No Employment Agreements: We do not have employment agreements or guaranteed bonuses

  Maintain Clawback Policy: The Compensation Committee has adopted a clawback policy applicable to current and former executive officers in connection with certain accounting restatements, as required by SEC and NYSE rules. We also include clawback provisions applicable to all participants in the STIP and LTIP in the event of an accounting restatement due to misconduct

No Excessive Perquisites: We do not provide excessive perquisites and believe our limited perquisites are reasonable and competitive

  Engage an Independent Compensation Consultant: The Compensation Committee retains an independent compensation consultant that performs no other services for the Company and has no conflicts of interest

No Dividends Paid on Unvested Equity: Dividend equivalents accrue on our RSUs and PSUs, but are paid out in shares of our common stock only to the extent the underlying award vests

24    WestRock Company 2024 Proxy Statement

Compensation Discussion and Analysis

What We Do	What We Do Not Do

Perform an Annual Compensation Risk Review: We annually assess risk in our compensation program	No Repricing of Stock Options: Our equity plan prohibits repricing of underwater options without stockholder approval

Participate in Stockholder Engagement: We engage with institutional investors regarding our executive compensation program and apprise the Compensation Committee regarding relevant feedback received

COMPENSATION DECISION-MAKING FRAMEWORK

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, retain, and motivate highly effective leaders, reward sustained corporate and individual performance, and drive the achievement of our strategic objectives and the delivery of long-term stockholder value. Core principles of our executive compensation program include:

•	Strategically Aligned Metrics and Goals – Utilize metrics that align with the execution and achievement of the Company’s short- and long-term strategic plans.

•

Variable and At-Risk Performance Orientation – Link a substantial portion of target total compensation to the achievement of performance metrics and goals. The greater the responsibility, the greater the share of an executive’s compensation should be at-risk with respect to performance.

•

Long-Term Focused – Use multi-year metrics and equity vehicles in our LTIP designed to focus on the execution and delivery of long-term strategic plans that align the interests of our executives and stockholders.

•	Market Competitive – Design and implement an executive compensation program that is competitive relative to other comparable organizations in order to attract and retain highly effective leaders.

•	Appropriate Risk Taking – Design internal controls and governance programs to mitigate excessive risk taking.

Pay-for-Performance

The Compensation Committee structures our NEOs’ compensation such that a significant portion is at-risk. We believe this allocation of variable target compensation aligns with our pay-for-performance philosophy and motivates our executive officers to focus on business growth and the creation of value for our stockholders. As noted below, in fiscal 2023, 90% of target total compensation for Mr. Sewell was at-risk, and only 10% of his compensation was fixed, providing a strong link between his target total compensation and our financial and operating results. An average of 76% of target total compensation for the other NEOs was at-risk in fiscal 2023.

FISCAL 2023 CEO COMPENSATION MIX	FISCAL 2023 AVERAGE OTHER NEO COMPENSATION MIX

WestRock Company 2024 Proxy Statement    25

Compensation Discussion and Analysis

Roles and Responsibilities

The Compensation Committee, which is comprised of five independent directors, is responsible for overseeing, reviewing and approving our executive compensation program. In fulfilling its responsibilities, the Compensation Committee receives input from the CEO, other members of the management team and Meridian. The table below summarizes the roles and responsibilities of each participant in the executive compensation decision-making process:

Participant	Roles and Responsibilities

Compensation Committee	• Sets the executive compensation strategy and compensation policies
• Oversees the performance evaluation of our CEO and other senior executives, including assessment of performance relative to goals and objectives
• Reviews and approves compensation levels of our CEO and other senior executives
• Reviews and approves our STIP and LTIP designs, including performance metric selection and assessment of performance goals
• Approves our short-term and long-term incentive performance results and payouts
Independent Compensation Consultant	• Provides updates on market trends and regulatory developments and assesses the impact on the executive compensation program
• Reviews and recommends peer group companies used for market analysis of plan designs and pay practices
• Conducts a competitive market analysis of our compensation program for the CEO and other senior executives, and advises the Compensation Committee on establishing pay levels
• Advises the Compensation Committee on STIP and LTIP designs, including performance metric selection and assessment of performance goals
• Attends Compensation Committee meetings, including meeting with the Compensation Committee in executive session without management
• Reports directly to the Compensation Committee and its Chair, and serves at the discretion of the Compensation Committee
CEO/Management	• Provides input to the Compensation Committee on the executive compensation program overall
• CEO provides the Compensation Committee with performance assessments for other NEOs
• Develops compensation recommendations (base salary and STIP and LTIP targets) for senior executives (other than the CEO) for the Compensation Committee’s consideration

Independence of Compensation Consultant

The Compensation Committee retained Meridian as its independent compensation consultant in fiscal 2023 to provide objective analysis, advice and information (including regulatory trends and updates, competitive market data and compensation recommendations). In connection with Meridian’s engagement, the Compensation Committee annually requests and receives a letter from Meridian addressing its independence in light of the standards embodied in SEC rules and NYSE Standards. For fiscal 2023, the Compensation Committee considered this letter and other factors relevant to Meridian’s independence and concluded that Meridian was independent and that the engagement did not raise any conflicts of interest.

Compensation Evaluation

The Compensation Committee uses competitive market data for base salary and short-term and long-term incentive pay to evaluate compensation levels in light of practices at companies with which we compete for talent. The Compensation Committee also intends that pay opportunities not deviate significantly from the market median but does not target a specific level of compensation. Individual pay levels are determined based on a review of each executive’s responsibilities, performance and experience, as well as the Compensation Committee’s judgment regarding competitive requirements and internal pay equity.

Compensation Peer Group

In July 2022, with the assistance of Meridian, the Compensation Committee reviewed the then-current compensation peer group to evaluate whether it reflected (i) companies in our industry and adjacent/similar industries, (ii) companies with which we compete for talent, and/or (iii) companies with a similar revenue scope and scale of organization, including consideration of market capitalization. The Compensation Committee also considered companies in our relative TSR peer group, as well as peer groups selected by ISS and Glass Lewis. Based on this analysis and with the recommendation of Meridian, the Compensation Committee determined not to make any changes to the compensation peer group for fiscal 2023 (the “Compensation Peer Group”).

26    WestRock Company 2024 Proxy Statement

Compensation Discussion and Analysis

The companies in our Compensation Peer Group are listed below:

Fiscal 2023 Compensation Peer Group

3M Company	International Paper Company

Amcor plc	Kimberly-Clark Corporation

Avery Dennison Corp.	LyondellBasell Industries NV

Ball Corporation	Nucor Corporation

Crown Holdings, Inc.	Packaging Corporation of America

Dupont de Nemours, Inc.	PPG Industries, Inc.

Freeport McMoRan Inc.	The Sherwin-Williams Company

The Goodyear Tire & Rubber Company	United States Steel Corporation

Honeywell International, Inc.	Weyerhaeuser Company

Fiscal 2023 Compensation Peer Company Revenue (1)

75th Percentile	$20,677M

Median	$18,052M

25th Percentile	$13,565M

WestRock Company	$20,241M

WestRock Company Percentile Rank	64th

(1)	All data shown was obtained from Standard & Poor’s Capital IQ. Revenues reflect the latest trailing twelve months disclosed as of June 1, 2022.

WestRock Company 2024 Proxy Statement    27

Compensation Discussion and Analysis

COMPENSATION ELEMENTS

Our fiscal 2023 executive compensation program consisted of the following three principal pay elements designed to accomplish our program objectives:

Pay Element*	Form	Performance / Scheduled Vesting Period	Metrics & Weighting	Purpose

Base Salary	Cash	N/A	N/A

•  Provides fixed compensation to attract and retain highly effective leaders

•  Set at market competitive levels and adjusted based on individual capabilities, experience, responsibilities, impact, and performance

STIP	Cash	One-year performance period	Consolidated Adjusted EBITDA (50%)	• Encourages achievement of annual financial goals and strategic initiatives that support stockholder value creation
Adjusted Revenue (25%)
Adjusted Free Cash Flow Per Share (25%)
Safety Modifier (+/-5%)
Diversity and Inclusion Modifier (+/-5%)

LTIP	PSUs (75%)	Three-year performance period	Adjusted EPS (40%)	• Encourages executives to focus on the achievement of long-term financial goals and stock price performance • Aligns executive and stockholder interests • Provides a mechanism for retention
Adjusted ROIC (25%)
Relative TSR (10%)
	RSUs (25%)	Three-year ratable vesting	25%	• Aligns executive and stockholder interests by rewarding increase in stock price over time • Promotes stock ownership • Provides a mechanism for retention

*	For details on other benefits provided to our NEOs, see “Other Compensation Elements” below.

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Compensation Discussion and Analysis

Compensation Decisions

Base Salary

Base salary is designed to provide a competitive level of pay to executives based on their capabilities, experience, responsibilities, impact and performance. No specific formula is applied to determine the weight of each of these factors. At more senior executive levels, a greater portion of overall compensation is progressively replaced with variable compensation opportunities.

The Compensation Committee approved the base salary increases noted below for fiscal 2023 following a review of competitive market data for similarly situated positions, as well as individual performance and internal pay equity considerations.

Named Executive Officer	Fiscal 2022 Base Salary	Percentage Increase	Fiscal 2023 Base Salary (1)

David B. Sewell	$1,227,000	8.0%	$1,325,000

Alexander W. Pease	$ 750,000	4.0%	$ 780,000

Patrick M. Kivits	$ 715,000	5.0%	$ 750,750

Thomas M. Stigers	$ 698,700	5.0%	$ 733,635

Denise R. Singleton	$ 680,000	3.0%	$ 700,400

(1)

Reflects the base salary rates of our NEOs on September 30, 2023. See “Executive Compensation Tables – Fiscal 2023 Summary Compensation Table” for information related to the salaries paid to our NEOs during fiscal 2023.

Short-Term Incentive Program

Our STIP is designed to motivate senior executives and reward the achievement of specific annual financial goals and strategic initiatives which are designed to support stockholder value creation. Consistent with our pay-for-performance philosophy, STIP payout levels rise and fall with our overall achievement of performance goals, determined using the formula below:

Target STIP Opportunities

Each year, the Compensation Committee establishes target STIP opportunities for each NEO, which are reflected as a percentage of the NEO’s base salary. The Compensation Committee determines target STIP opportunities after taking into consideration competitive market data from the peer group and the executive’s capabilities, experience, responsibilities, impact, and performance. Actual STIP payouts may range from 0% to 200% of target based on actual performance and results delivered, relative to performance goals and modifiers.

The Compensation Committee made no adjustments to target STIP opportunities, as a percentage of base salary, for the NEOs for fiscal 2023. The table below provides the fiscal 2023 STIP targets, which are determined by multiplying each NEO’s respective target STIP percentage by his or her base salary.

Named Executive Officer	Fiscal 2023 STIP Target (as % of Base Salary)	Fiscal 2023 STIP Target

David B. Sewell	150%	$1,987,500

Alexander W. Pease	100%	$ 780,000

Patrick M. Kivits	90%	$ 675,675

Thomas M. Stigers	90%	$ 660,272

Denise R. Singleton	85%	$ 595,340

WestRock Company 2024 Proxy Statement    29

Compensation Discussion and Analysis

STIP Performance Metrics and Weighting

At the beginning of fiscal 2023, the Compensation Committee established STIP performance metrics and goals. As in fiscal 2022, the Compensation Committee determined to utilize Consolidated Adjusted EBITDA, Adjusted Revenue and Adjusted Free Cash Flow Per Share as metrics for the STIP. The Compensation Committee believed the combination of these three metrics continued to align the STIP with the strategic initiatives of the Company. Safety and Diversity and Inclusion modifiers were again included in the STIP design as they remain top priorities for the Company, are important to our business strategy and demonstrate our focus on human capital management.

The table below summarizes the STIP performance metrics, relative weightings and the Compensation Committee’s rationale for selecting each metric.

Metric	Weighting	Metric Selection Rationale	Description of Metric

Consolidated Adjusted EBITDA	50%	Reflects the Company’s operational performance and focuses management on profitable growth, margin improvement and efficiency

Aggregation of each segment’s Adjusted EBITDA plus non-allocated expenses, as reflected in the segment footnote in our 2023 Form 10-K(1), as further adjusted to exclude the impact of certain portfolio actions

Adjusted Revenue	25%	Focuses management on top-line growth through new customers, new opportunities and solutions, and innovation	Net Sales as reported on the consolidated statements of operations in our 2023 Form 10-K, as adjusted to exclude the impact of certain portfolio actions

Adjusted Free Cash Flow Per Share	25%	Focuses management on the generation of cash to reinforce capital efficiency, reinvest in the business to deliver stockholder value and fund operations

Net cash provided by operating activities as reported in the consolidated statement of cash flows in our 2023 Form 10-K,(1) less capital expenditures and adjusted for certain portfolio actions and unusual items(2), then divided by diluted weighted average shares outstanding for fiscal 2023

Safety (Modifier)	+/-5%	Focuses management on advancing employee safety initiatives

Safety assessment based on historical and forward-looking measures, such as life-changing events, recordable incident rates, lost workdays, peer comparisons, number of corrective actions implemented and completion of training and development

Diversity and Inclusion (Modifier)	+/-5%	Focuses management on fostering an environment and culture that is diverse and one where employees feel welcomed, valued and supported	Assessment based on historical measures to improve diverse representation and forward-looking measures related to improving diverse representation and obtaining and developing diverse talent

(1)	See our Annual Report on Form 10-K for the fiscal year ended September 30, 2023.
(2)	These items consist primarily of cash restructuring and other costs, net, cash business systems transformation costs, and work stoppage costs, each net of tax.

30    WestRock Company 2024 Proxy Statement

Compensation Discussion and Analysis

Company Performance Factor

At the beginning of the fiscal year, with consideration of management’s recommendations, the Compensation Committee sets performance goals aligned with the Company’s business plan. Targets for fiscal 2023 were set at levels that the Compensation Committee determined would require significant effort on the part of our executives given substantial macroeconomic uncertainty and anticipated industry trends, including customer inventory rebalancing. At the end of the fiscal year, the Compensation Committee assessed actual performance results against the goals and determined final award levels and payouts.

Awards earned under the STIP are contingent upon continued employment through the end of the fiscal year (which is the performance period) and are subject to the safety and Diversity and Inclusion modifiers described below. Results for the three financial performance metrics for fiscal 2023 are provided in the table below, with combined performance referred to as the “Company Performance Factor.”

Metric	Weighting	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Achievement	Metric Payout*	Weighted Average Payout

Consolidated Adjusted EBITDA	50%	$2,688M	$3,360M	$3,696M	$3,007M	73.7%	36.9%

Adjusted Revenue	25%	$18,900M	$21,000M	$23,100M	$20,444M	86.8%	21.7%

Adjusted Free Cash Flow Per Share	25%	$3.85	$4.81	$5.53	$3.88	51.3%	12.8%

Company Performance Factor							71.4%
*	Awards for performance between goal levels are interpolated on a linear basis.

Safety and Diversity and Inclusion Modifiers

The STIP payouts for Company executives, including NEOs, are subject to adjustment based on the achievement of safety and Diversity and Inclusion outcomes through two STIP modifiers. For each modifier, the Compensation Committee has discretion to reduce STIP payouts by up to 5% if results do not meet predetermined metrics and to increase STIP payouts by up to 5% if the results meet or exceed the predetermined metrics.

Safety Modifier

Safety results were evaluated by the Compensation Committee based on historical and forward-looking measures. With respect to historical measures, the Compensation Committee considered year-over-year performance for three metrics: recordable incident rate; lost workday rate; and life-changing events. To address behavioral changes intended to drive future improvements in safety, the Compensation Committee also considered the number of corrective actions implemented and completion of training and development, as well as the Company’s safety performance compared to the American Forest and Paper Association (“AF&PA”) industry performance and the Bureau of Labor Statistics (“BLS”) Pulp and Paper industry performance.

Accounting for the Mexico Acquisition in our fiscal 2022 and 2023 metrics, we reduced our recordable incident rate and had one less life-changing event year-over-year, while our lost workday rate increased during the same period. At the end of fiscal 2023, all of the Company’s manufacturing sites had a safety training plan or matrix in place. The Company’s safety results in fiscal 2023 also compared favorably versus applicable AF&PA and BLS safety data. Based on the totality of our safety results, the Compensation Committee approved a 1.0% positive adjustment to STIP payouts.

Diversity and Inclusion Modifier

Diversity and Inclusion results were evaluated by the Compensation Committee based on performance on three metrics: year-over-year improvement in diverse representation, including women and people of color; efforts to increase diverse talent; and development of diverse talent. In fiscal year 2023, diverse representation improved over the prior year despite attrition challenges and reductions in force. We also made important progress in obtaining and developing diverse talent by enhancing efforts to expand our candidate pool and offering unconscious bias and inclusion training opportunities to employees in the U.S. Based on the totality of the Diversity and Inclusion results, the Compensation Committee approved a 4.0% positive adjustment to STIP payouts.

WestRock Company 2024 Proxy Statement    31

Compensation Discussion and Analysis

STIP Payouts

The Compensation Committee is responsible for assessing actual performance relative to performance goals and, in doing so, determines and certifies the amount of any STIP payout. As described above, for fiscal 2023, the Compensation Committee assessed actual performance relative to financial performance goals and safety and Diversity and Inclusion objectives. Based on the assessment, the Compensation Committee determined and certified the STIP payouts set forth below.

Named Executive Officer	Fiscal 2023 STIP Target	X	Company Performance Factor	X	1+ (Safety + Diversity & Inclusion Modifiers)	=	STIP Payout	STIP Payout (% of Target)

David B. Sewell	$1,987,500		71.4%		1.05		$1,490,029	74.97%

Alexander W. Pease	$780,000		71.4%		1.05		$584,766	74.97%

Patrick M. Kivits	$675,675		71.4%		1.05		$506,554	74.97%

Thomas M. Stigers	$660,272		71.4%		1.05		$495,006	74.97%

Denise R. Singleton	$595,340		71.4%		1.05		$446,326	74.97%

Long-Term Incentive Program

Long-term incentive awards are designed to focus on achievement of our long-term business strategy and goals while aligning the interests of executives with those of our stockholders and providing a retention mechanism. For 2023, LTIP awards consisted of:

•	PSUs, representing 75% of the award value, of which we allocated 40% of the total LTIP award value to Adjusted EPS, 25% to Adjusted ROIC and 10% to relative TSR; and

•	RSUs, representing 25% of the total LTIP award value.

We believe that the combination of PSUs and RSUs creates a strong at-risk LTIP portfolio that provides optimal alignment among our performance, management’s execution of our long-term strategic plan and goals, and value actually realized by our executives.

LTIP Awards – 2023

The Compensation Committee granted annual LTIP awards on February 3, 2023 to our NEOs. The awards are scheduled to vest subject to satisfaction of the applicable time-based and/or performance-based criteria and provide for dividend equivalent units to be paid only to the extent the underlying awards vest.

PSUs

For fiscal 2023, 75% of target LTIP compensation value was awarded in the form of PSUs to incentivize and retain our NEOs by offering them the opportunity to receive shares of our common stock upon the achievement of specified Company performance criteria following a three-year performance period. The PSUs granted on February 3, 2023 included a service condition and three performance metrics: Adjusted EPS; Adjusted ROIC; and relative TSR. The performance period for each metric is January 1, 2023 to December 31, 2025.

For fiscal 2023, the Compensation Committee determined to replace the Adjusted Free Cash Flow Per Share metric applicable to recent PSU awards with an Adjusted EPS metric in order to strengthen the alignment of our executive compensation program with the Company’s long-term strategy and its goals to reinforce that strategy. We calculate Adjusted EPS based on earnings per share as reported on the consolidated statements of operations in our 2023 Form 10-K, adjusted to exclude the impact of certain (i) portfolio actions and (ii) unusual or non-recurring items.

As in 2022, the Compensation Committee also included Adjusted ROIC as a performance metric in the 2023 LTIP awards to focus on the effective and disciplined use of capital and the return generated for stockholders. We calculate Adjusted ROIC by dividing adjusted net operating profit after tax by the sum of invested capital at the end of each calendar year in the three-year performance period. We define adjusted net operating profit after tax as the after-tax impact of Consolidated Adjusted EBITDA less depreciation and amortization, other than amortization expense related to purchased intangibles and subject to certain adjustments for non-recurring and specified other items. We define invested capital as total equity and total debt less cash and cash equivalents, subject to certain adjustments for non-recurring and specified other items.

32    WestRock Company 2024 Proxy Statement

Compensation Discussion and Analysis

The Company does not disclose specific details on the Adjusted EPS and Adjusted ROIC goals because it believes such disclosure could cause competitive harm. Given the economic and market conditions at the time the target goals were set, the target payout levels were designed to be challenging but achievable, while payouts at maximum were designed to be stretch goals.

For the portion of the award allocated to the relative TSR metric, the number of shares scheduled to vest is based on a percentage of the respective target shares based on our TSR performance relative to a 20-company custom peer group as follows:

Relative Total Shareholder Return	Vesting % of Target Award Allocated to Relative TSR Metric*

≥ 75th percentile	200%

50th percentile	100%

30th percentile	50%

< 30th percentile	0%
*	Awards for performance between these goal levels will be interpolated on a linear basis.

Relative TSR is calculated using the average closing price of our common stock for the 20 trading days prior to the start and end of the January 1, 2023 through December 31, 2025 performance period compared to companies in our custom peer group using an identical calculation. Dividends paid to stockholders during the performance period are treated as a reinvestment on the ex-dividend date. Payouts under this performance metric are capped at target if our TSR is negative over the performance period regardless of performance against the custom peer group, and payouts are capped at 200% regardless of whether performance exceeds the maximum level.

For fiscal 2023 awards, the Compensation Committee determined to utilize the same custom peer group as in fiscal 2022 for the relative TSR performance comparison:

2023 Custom Peer Group

Alcoa Corporation	Nucor Corporation

Berry Global Group, Inc.	Olin Corporation

Celanese Corporation	Packaging Corporation of America

Cleveland-Cliffs, Inc.	Sealed Air Corporation

Eagle Materials, Inc.	Sonoco Products Company

Eastman Chemical Company	The Chemours Company

Graphic Packaging Holding Company	The Goodyear Tire & Rubber Company

International Paper Company	The Mosaic Company

LyondellBasell Industries	United States Steel Corporation

Minerals Technologies, Inc.	Weyerhaeuser Company

RSUs

For 2023 awards, 25% of the target LTIP compensation value was awarded in the form of RSUs to align executive and stockholder interests, promote stock ownership and provide a mechanism for retention. The awards are scheduled to vest in equal installments on the first, second and third anniversaries of the grant date, subject to continued service through each applicable vesting date. The Compensation Committee approved a dollar value for these awards, and the number of underlying shares was calculated using the 20-day average closing stock price for the 20 trading days ending on the grant date.

2023 LTIP Grants

The Compensation Committee determines the target LTIP opportunities after taking into consideration competitive market data from the Compensation Peer Group and the executive’s capabilities, experience, responsibilities, impact, and performance. For 2023, the target LTIP opportunity for each NEO reflects the Compensation Committee’s assessment of leadership, competencies demonstrated in the role and each NEO’s position relative to market benchmarks of our Compensation Peer Group and industry survey data.

WestRock Company 2024 Proxy Statement    33

Compensation Discussion and Analysis

Based on these considerations, the Compensation Committee approved the following awards for 2023:

Named Executive Officer	PSUs (at Target)	RSUs	Total Target LTIP Award

David B. Sewell	$7,453,125	$2,484,375	$9,937,500

Alexander W. Pease	$1,550,250	$516,750	$2,067,000

Patrick M. Kivits	$1,210,585	$403,528	$1,614,113

Thomas M. Stigers	$1,182,986	$394,329	$1,577,315

Denise R. Singleton	$971,805	$323,935	$1,295,740

2020 PSU Payout

On February 3, 2020, we granted PSUs to each of the then-serving NEOs that could be earned based on an assessment of three-year Adjusted Free Cash Flow Per Share, measured over a January 1, 2020 through December 31, 2022 performance period, and relative TSR, measured over a February 3, 2020 through February 2, 2023 performance period. In February 2023, the Compensation Committee approved an aggregate payout of 101.3%, reflecting a payout of 151.8% on the Adjusted Free Cash Flow Per Share metric, as we generated $5.17 of Adjusted Free Cash Flow Per Share during the applicable performance period, and a payout of 0% on the relative TSR metric, as we generated a TSR below the 30th percentile compared to the S&P 500 Materials Index during the applicable performance period.

Metric*	Weighting	Target (100% Payout)	Actual Achievement	Metric Payout	Weighted Average Payout

Adjusted Free Cash Flow Per Share	66.7%	$4.65	$5.17	151.8%	101.3%

Relative Total Shareholder Return	33.3%	50th Percentile	11th Percentile	0.0%	0.0%

			2020 PSU Payout		101.3%

*	Metrics are further described in the proxy statement filed in connection with our annual meeting held on January 29, 2021.

Other Compensation Elements

Retirement Benefits

We provide certain retirement benefits to our NEOs in order to provide a fundamental component of compensation and to attract and retain high quality senior executives. See “Executive Compensation Tables – Retirement Plans” for more information.

Other Benefits and Perquisites

We provide a limited number of perquisites and other personal benefits to our NEOs. We do not reimburse our NEOs for club memberships or provide tax gross-up payments except in limited business-related circumstances such as relocation at the Company’s request. The Company provides relocation and related benefits to NEOs as part of a competitive offer of employment in order to induce them to join the Company and to place them in the same financial position as if they had not relocated.

Certain perquisites are provided that are intended to enable our NEOs to perform their responsibilities more efficiently. We offer our NEOs an annual executive physical to promote their health and well-being and to provide them access to comprehensive and convenient preventative care. In addition, we provide a financial planning benefit that assists executives with the complexity of their personal financial matters and compliance support for personal tax reporting. The benefit consists of annual reimbursement of costs incurred for qualifying financial planning services of up to $7,500 for each NEO. Our NEOs are also eligible for benefits related to security measures, including residential cybersecurity systems and services, which we believe enhance the security of our executives and our information systems and data. Our CEO is also permitted to use our corporate aircraft for limited personal use and may approve limited personal use for other NEOs. This perquisite helps increase their availability for Company matters and permits them to conduct business without distractions. We believe that the benefit to us of providing this perquisite outweighs the costs to the Company. For additional information regarding benefits provided to our NEOs, see “Executive Compensation Tables – All Other Compensation Table for Fiscal 2023.”

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

Executive Severance Plan

During fiscal 2022, with the approval of the Compensation Committee following a market review, we amended and restated our Executive Severance Plan (the “Severance Plan”). The Severance Plan is intended to (i) provide a market-based severance program to recruit and retain executives on competitive terms, (ii) consolidate and standardize our severance practices for existing executives, and (iii) enhance protections for the Company in connection with executive

34    WestRock Company 2024 Proxy Statement

Compensation Discussion and Analysis

transitions. Each of our NEOs is eligible to participate in the Severance Plan, provided they have entered into a restrictive covenant agreement with us and, where applicable, waived all severance benefits under any other agreement with us (each, a “plan participant”). In connection with Mr. Sewell becoming our President and CEO in March 2021, we agreed to make a severance payment to him consistent with the terms of the Severance Plan if we terminate his employment without cause during his first three years of employment.

A plan participant would receive benefits under the Severance Plan only if the plan participant’s employment was involuntarily terminated by the Company for a reason other than (i) Cause (as defined in the Severance Plan), (ii) termination of employment after the plan participant qualified to receive long-term disability benefits under a Company plan, or (iii) termination of employment after the plan participant’s extended absence from which such participant failed to return in accordance with the terms of any Company leave policy. A plan participant’s retirement, death or voluntary termination would not result in payment of any benefits under the Severance Plan. In addition, the Severance Plan provides that if a plan participant becomes entitled to benefits under a change in control severance agreement, as described below, such benefits would be in lieu of, and not in addition to, benefits under the Severance Plan.

The Severance Plan includes the following benefits described below for our NEOs following an eligible termination:

•

Severance pay equal to base salary and target STIP for 24 months in the case of the CEO and 18 months in the case of executives reporting directly to the CEO (each such period, a “Severance Period”), paid ratably over the course of the Severance Period; and

•

Subsidized group health benefits during the Severance Period if the plan participant or such participant’s dependents maintained coverage under the Company’s group health benefits for at least 60 days immediately preceding an eligible termination.

Benefits under the Severance Plan are expressly conditioned upon a plan participant’s execution of a separation agreement and release and compliance with restrictive covenants. Plan participants are also eligible for outplacement services for nine months. Plan participants would be eligible to receive other benefits on account of termination of their employment solely to the extent provided under other applicable Company employee benefit plans and policies.

Change in Control Agreements

Each of our NEOs is party to a change in control severance agreement (“CIC Agreement”) with us. We entered into these agreements in fiscal 2022 to align the interests of our NEOs and stockholders during the period of a pending change in control and to attract and retain executives.

The CIC Agreements provide each NEO with severance payments and certain benefits in the event of the NEO’s termination by the Company without “Cause” or by the NEO for “Good Reason” (each as defined in the CIC Agreements) during the two years following a change in control, provided that the NEO delivers an effective release of claims in favor of the Company and its affiliates. The payments and benefits under the CIC Agreements include: (i) in the case of Mr. Sewell, a lump sum payment equal to three times the sum of Mr. Sewell’s base salary and his target STIP for the fiscal year in which the termination occurs (the “Annual Target Bonus”), and in the case of our other participating NEOs, a lump sum payment equal to two times the sum of their base salary and Annual Target Bonus; (ii) a lump sum payment equal to the product of (x) the greater of (A) the Annual Target Bonus and (B) the average of the annual bonuses paid or payable to the NEO in respect of the three fiscal years immediately preceding the termination date (or, if the NEO has not been employed for three full fiscal years, the average of the annualized annual bonuses paid or payable to the NEO for the number of fiscal years immediately preceding the termination date that they have been employed) and (y) a fraction, the numerator of which is the number of days the NEO was employed in the fiscal year in which the termination occurs through, and including, the date of termination and the denominator of which is 365; (iii) continued group health benefits (including for the NEO’s dependents) for 36 months for Mr. Sewell and, in the case of our other participating NEOs, 24 months following the NEO’s termination date, at the rate then applicable to similarly-situated active employees; (iv) up to one year of reasonable outplacement assistance; and (v) immediate vesting of unvested equity awards, with outstanding PSUs vesting at the greater of (A) the target level of performance and (B) the average level of performance (based on actual results) of the Company and its affiliates over the three LTIP plan years immediately preceding the change in control. While the Transaction will constitute a change in control under the CIC Agreements, no amounts will be payable to an NEO under such agreements absent a triggering termination event.

Notwithstanding the foregoing, a portion of the severance amounts payable to the NEOs pursuant to the CIC Agreements may, to the extent any portion thereof would constitute a deferral of compensation subject to Section 409A of the Internal Revenue Code (“Section 409A”), instead be paid in equal installments over the associated severance period, in accordance with the schedule set forth in the Severance Plan.

WestRock Company 2024 Proxy Statement    35

Compensation Discussion and Analysis

Any amounts paid to the NEOs under the CIC Agreements would be reduced to the maximum amount that could be paid without being subject to the excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code, but only if the after-tax benefit of the reduced amount was higher than the after-tax benefit of the unreduced amount. In consideration for the benefits under the CIC Agreements, each NEO agreed to continue to comply with any covenant restricting the NEO’s ability to compete with the Company to which such NEO is subject under any agreement with the Company or any of its subsidiaries.

OTHER COMPENSATION PRACTICES AND POLICIES

Consideration of Risk in Compensation Policies

Our compensation plans, policies and practices are designed to implement our compensation philosophy of motivating our executive officers to achieve our business objectives in the short-term and to grow our business to create long-term value for our stockholders. As part of our annual review of our compensation plans, policies and practices, we conduct a risk assessment of whether such plans, policies and practices are encouraging undue risk taking. Based on this review in fiscal 2023, the Compensation Committee has concluded that the risks arising from its compensation program are not reasonably likely to have a material adverse effect on the Company.

Officer Stock Ownership and Retention Requirements

The Company’s stock ownership guidelines require our executive officers to own common stock with a value equal to a specified multiple of their respective base salaries as follows:

Position	Required Ownership

CEO	6 times base salary

Other NEOs	3 times base salary

Designated executives are expected to meet the targeted ownership levels within five years of becoming subject to the guidelines. In determining compliance with these guidelines, stock ownership includes unvested RSUs, but it does not include unvested PSUs or unexercised stock options. Once determined to be in compliance with the guidelines, an individual is not considered to be out of compliance at a future date due solely to a decrease in the price of our common stock since the last compliance measurement date. All NEOs, other than Mr. Kivits, are currently in compliance with these guidelines. Mr. Kivits became subject to the ownership guidelines in fiscal 2020 and is making progress towards meeting them.

Designated executives who do not satisfy the ownership guidelines above are required to retain 50% of the net shares received from vesting of RSUs and PSUs until the stock ownership requirements are met. For these purposes, “net shares” are those shares remaining after shares are sold or withheld to satisfy, among other things, tax obligations arising from the vesting of RSUs or PSUs.

Anti-Hedging/Anti-Pledging Policy

We maintain a policy that prohibits our directors and officers, including members of our senior management team, and other designated employees from entering into derivative or hedging transactions in our securities, pledging our securities as collateral for a loan or short-selling our securities.

Clawback Policy and Provisions

The Compensation Committee has adopted a mandatory clawback policy for current and former executive officers aligned with SEC and NYSE rules (the “Clawback Policy”). Under the Clawback Policy, in the event of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, WestRock will recover erroneously awarded incentive compensation received by current and former executive officers during the three completed fiscal years immediately preceding the restatement date. In addition, the Company includes clawback provisions applicable to participants in the STIP and LTIP in the event of an accounting restatement due to misconduct.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2023 Form 10-K.

Compensation Committee: Timothy J. Bernlohr, Chair; Colleen F. Arnold; J. Powell Brown; James E. Nevels and E. Jean Savage.

36    WestRock Company 2024 Proxy Statement

Compensation Discussion and Analysis

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of the five independent directors listed above. No member of the Compensation Committee (a) was, during fiscal 2023, an officer or employee of WestRock or any of our subsidiaries, (b) was formerly an officer of WestRock or any of our subsidiaries or (c) had any relationship requiring disclosure by us pursuant to Item 404 of Regulation S-K. ln fiscal 2023, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee.

WestRock Company 2024 Proxy Statement    37

Executive Compensation Tables

EXECUTIVE COMPENSATION TABLES

The tables below contain information about our NEOs during fiscal 2023. Certain numbers in the tables may not add due to rounding.

FISCAL 2023 SUMMARY COMPENSATION TABLE

The amounts reported in the following table, including base salary, short-term and long-term incentive amounts, benefits and perquisites, are described more fully under “Compensation Matters – Compensation Discussion and Analysis”.

Name and Principal Position(s)	Fiscal Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)

David B. Sewell President and CEO	2023	1,300,500	-	9,544,333	1,490,029	-	280,750	12,615,612
	2022	1,220,250	-	7,591,297	2,328,123	-	436,600	11,576,270
	2021	654,545	-	18,896,377	1,536,391	-	101,773	21,189,086

Alexander W. Pease (6) Executive Vice President and CFO	2023	772,500	-	1,985,123	584,766	-	231,262	3,573,651
	2022	673,295	585,000	6,021,728	849,936	-	414,558	8,544,517

Patrick M. Kivits President, Corrugated Packaging	2023	741,813	-	1,550,234	506,554	-	76,249	2,874,850
	2022	683,375	-	1,238,571	785,622	-	426,573	3,134,141
	2021	632,751	-	1,577,749	876,083	-	135,007	3,221,590

Thomas M. Stigers (6) President, Mill Operations	2023	724,901	-	1,514,860	495,006	-	91,493	2,826,260
	2022	695,275	-	1,296,899	795,433	-	145,717	2,933,324

Denise R. Singleton (6) Executive Vice President, General Counsel and Secretary	2023	695,300	-	1,244,607	446,326	-	469,443	2,855,676
	2022	399,815	100,000	4,857,651	430,669	-	203,934	5,992,069

(1)	The salary amounts for fiscal 2023 reflect three months of salary at the calendar year 2022 rate in effect on October 1, 2022, and nine months of salary at the calendar year 2023 rate.
(2)

Amounts represent one-time make-whole cash awards provided to Mr. Pease and Ms. Singleton in fiscal year 2022 upon hire to compensate them for outstanding cash awards forfeited at their prior employers when they joined the Company.

(3)

SEC regulations require us to disclose the aggregate grant date fair value of stock awards in accordance with ASC 718. For grants of PSUs with Adjusted EPS and Adjusted ROIC metrics and RSUs, the grant date fair value per share is equal to the closing price of our common stock on the NYSE on the date of the applicable grant ($34.89 on February 3, 2023). For grants of PSUs with a relative TSR metric, the grant date fair value was determined using a Monte Carlo simulation ($39.72 on February 3, 2023). PSU grants contain a performance condition that may be adjusted from 0-200% of target subject to the level of performance attained. SEC regulations require us to disclose the aggregate grant date fair value based upon the probable outcome of these conditions at the time of grant. The amounts shown for the PSU grants made in fiscal 2023 are presented at 100% of target, which was the expected probable outcome of the performance condition on the grant date. Assuming maximum performance, the aggregate grant date fair value of these awards would be as follows: Mr. Sewell, $15,663,516; Mr. Pease, $3,257,910; Mr. Kivits, $2,544,075; Mr. Stigers, $2,486,024 and Ms. Singleton, $2,042,541. We disclose the aggregate amount without reduction for assumed forfeitures (as we do for financial reporting purposes).

(4)	Amounts shown reflect payments made to our NEOs under our STIP. Awards paid under this program for fiscal 2023 were earned in fiscal 2023 and paid in fiscal 2024.

38    WestRock Company 2024 Proxy Statement

Executive Compensation Tables

(5)	The amounts shown as “All Other Compensation” consist of the following items:

ALL OTHER COMPENSATION TABLE FOR FISCAL 2023

	Company Contributions to 401(k) Plan and Deferred Compensation Plan ($) (A)	Aircraft Usage ($) (B)	Relocation Benefits $ (C)	Tax Reimbursement and Preparation ($) (D)	Other ($) (E)	Total ($)

David B. Sewell	209,290	63,960	-	-	7,500	280,750

Alexander W. Pease	92,420	15,600	99,665	-	23,577	231,262

Patrick M. Kivits	47,709	-	-	13,242	15,298	76,249

Thomas M. Stigers	91,493	-	-	-	-	91,493

Denise R. Singleton	91,522	-	376,237	-	1,684	469,443

(A)

The WestRock Company 401(k) Retirement Savings Plan (the “401(k) Plan”) provides eligible employees with a matching contribution of 100% of the first 5% of eligible pay they contribute to the plan. In addition, for eligible employees, we contribute 2.5% of their eligible pay following the end of the calendar year. For purposes of the 401(k) Plan, eligible pay is limited by Internal Revenue Service (“IRS”) regulation. Under the WestRock Company Deferred Compensation Plan, executives receive a match of 100% of the first 5% of their contributions in excess of the lRS limit and an additional 2.5% of eligible pay in excess of that limit. Eligible pay includes salary and non-equity incentive compensation. Certain amounts disclosed in this column are also disclosed in the table below titled “Fiscal 2023 Nonqualified Deferred Compensation.” All amounts disclosed in this column assume that the NEO remains employed as of December 31, 2023 or is eligible for retirement under the terms of the applicable plan.

(B)

In accordance with SEC regulations, we report the use of corporate aircraft by our executive officers as a perquisite unless it is “integrally and directly related” to the performance of the executive’s duties. SEC rules require us to report this and other perquisites at aggregate incremental cost. We estimate the aggregate incremental cost for aircraft use based on average variable operating costs, which includes items such as fuel, maintenance, landing fees, trip-related permits, trip-related hangar costs, trip-related meals and supplies, crew expenses during layovers, and any other expenses incurred or accrued based on the number of hours flown. The values reported in this column include aggregate incremental cost for repositioning flights.

(C)

Represents relocation assistance, including costs of shipment of personal goods, closing costs, home purchase costs, temporary living costs, and reimbursement of taxes related to imputed income associated with relocation-related benefits of $44,949 for Mr. Pease and $82,191 for Ms. Singleton. Values reported in this column represent amounts reimbursed directly to the NEO or the third-party service provider, as applicable.

(D)

Represents costs associated with tax return preparation services of $11,270 in connection with Mr. Kivits’ relocation from Switzerland and reimbursement of taxes related to imputed income of $1,972 for such services.

(E)

Represents payments for expenses relating to reimbursement for qualified financial planning services for Messrs. Sewell and Pease, an executive physical for Mr. Pease, cybersecurity services for Messrs. Pease and Kivits, and company-sponsored tickets to entertainment events for Mr. Pease and Ms. Singleton.

(6)	Compensation information for Messrs. Pease and Stigers and Ms. Singleton is only provided for fiscal 2022 and 2023 because they were not NEOs in fiscal 2021.

WestRock Company 2024 Proxy Statement    39

Executive Compensation Tables

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2023

The following table provides information as to the grants of plan-based awards to each NEO during fiscal 2023. This includes annual non-equity incentive awards under our STIP and equity awards under our LTIP. See “Compensation Matters — Compensation Discussion and Analysis — Compensation Elements — Short-Term Incentive Program” and “Compensation Matters — Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentive Program.”

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	Grant Date Fair Value of Stock-based Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

David B. Sewell		248,438	1,987,500	3,975,000

	2/3/2023							67,455	2,353,505

	2/3/2023				13,491	202,365	404,730		7,190,828

Alexander W. Pease		97,500	780,000	1,560,000

	2/3/2023							14,030	489,507

	2/3/2023				2,806	42,090	84,180		1,495,616

Patrick M. Kivits		84,459	675,675	1,351,350

	2/3/2023							10,955	382,220

	2/3/2023				2,191	32,870	65,740		1,168,014

Thomas M. Stigers		82,534	660,272	1,320,544

	2/3/2023							10,705	373,497

	2/3/2023				2,141	32,120	64,240		1,141,363

Denise R. Singleton		74,418	595,340	1,190,680

	2/3/2023							8,795	306,858

	2/3/2023				1,759	26,390	52,780		937,749

(1)

2023 LTIP grants were approved by the Compensation Committee on January 26, 2023. However, our equity granting procedures provide that the grant date will not occur until two business days after the release announcing the Company’s financial results for the most recently ended fiscal quarter, which occurred on February 3, 2023.

(2)

These columns represent the threshold, target and maximum award opportunities under our STIP, prior to the application of modifiers, which are described in greater detail under “Compensation Matters — Compensation Discussion and Analysis — Compensation Elements — Short-Term Incentive Program.”

(3)

These columns represent PSU grants made on February 3, 2023. All such grants are scheduled to vest, if at all, based on the achievement of applicable performance conditions during the January 1, 2023 through December 31, 2025 performance period and service through February 3, 2026, as described under “Compensation Matters — Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentive Program.” During the vesting period, the PSUs are adjusted to reflect the accrual of dividend equivalent units, which will be distributed only to the extent the underlying PSUs vest.

(4)

This column represents RSU grants made on February 3, 2023. All such grants are scheduled to vest in equal installments based on continued service through the first, second and third anniversaries of the grant date. During the vesting period, the RSUs are adjusted to reflect the accrual of dividend equivalent units, which will be distributed at the same time as the underlying RSUs (assuming such RSUs vest).

40    WestRock Company 2024 Proxy Statement

Executive Compensation Tables

OUTSTANDING EQUITY AWARDS AT FISCAL 2023 YEAR-END

The following table summarizes stock-based compensation awards outstanding as of September 30, 2023, and provides information concerning outstanding equity incentive plan awards for each NEO as of the end of fiscal 2023. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award. For option awards, the table discloses the number of shares underlying unexercised options, the exercise price and the expiration date. For stock awards, the table provides the total number of outstanding shares subject to awards that have not fully vested, including dividend equivalent units, and the aggregate market value of those shares.

		Option Awards					Stock Awards

Name / Type of Award	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($) (1)(9)

David B. Sewell

Make-Whole Sign-On RSU	3/15/2021 (2)	-	-	-	-	-	66,284	2,372,967	-	-

2021 RSU	3/15/2021 (3)	-	-	-	-	-	44,742	1,601,764	-	-

2022 RSU	2/7/2022 (4)	-	-	-	-	-	28,439	1,018,116	-	-

2023 RSU	2/3/2023 (4)	-	-	-	-	-	69,314	2,481,441	-	-

2021 PSU	3/15/2021 (5)	-	-	-	-	-	-	-	134,225	4,805,255

2022 PSU	2/7/2022 (6)	-	-	-	-	-	-	-	127,972	4,581,398

2023 PSU	2/3/2023 (7)	-	-	-	-	-	-	-	207,942	7,444,324

Alexander W. Pease

Make-Whole Sign-On RSU	11/8/2021 (2)	-	-	-	-	-	60,391	2,161,998	-	-

2022 RSU	2/7/2022 (4)	-	-	-	-	-	6,808	243,726	-	-

2023 RSU	2/3/2023 (4)	-	-	-	-	-	14,417	516,129	-	-

2022 PSU	2/7/2022 (6)	-	-	-	-	-	-	-	30,640	1,096,912

2023 PSU	2/3/2023 (7)	-	-	-	-	-	-	-	43,250	1,548,350

Patrick M. Kivits

2021-1 RSU	2/5/2021 (8)	-	-	-	-	-	6,001	214,836	-	-

2021-2 RSU	3/1/2021 (4)	-	-	-	-	-	4,271	152,902	-	-

2022 RSU	2/7/2022 (4)	-	-	-	-	-	4,639	166,076	-	-

2023 RSU	2/3/2023 (4)	-	-	-	-	-	11,257	403,001	-	-

2021 PSU	2/5/2021 (5)	-	-	-	-	-	-	-	18,009	644,722

2022 PSU	2/7/2022 (6)	-	-	-	-	-	-	-	20,879	747,468

2023 PSU	2/3/2023 (7)	-	-	-	-	-	-	-	33,776	1,209,181

Thomas M. Stigers

2015 Stock Options	3/9/2015	1,151	-	-	57.97	1/30/2025	-	-	-	-

2015 Stock Options	8/5/2015	7,014	-	-	56.05	1/30/2025	-	-	-	-

2021-1 RSU	2/5/2021 (8)	-	-	-	-	-	6,918	247,664	-	-

2021-2 RSU	3/1/2021 (4)	-	-	-	-	-	2,669	95,550	-	-

2022 RSU	2/7/2022 (4)	-	-	-	-	-	4,857	173,881	-	-

2023 RSU	2/3/2023 (4)	-	-	-	-	-	11,000	393,800	-	-

2021 PSU	2/5/2021 (5)	-	-	-	-	-	-	-	20,755	743,029

2022 PSU	2/7/2022 (6)	-	-	-	-	-	-	-	21,864	782,731

2023 PSU	2/3/2023 (7)	-	-	-	-	-	-	-	33,005	1,181,579

Denise R. Singleton

Make-Whole Sign-On RSU	2/28/2022 (2)	-	-	-	-	-	55,931	2,002,330	-	-

2022 RSU	2/28/2022 (4)	-	-	-	-	-	4,587	164,215	-	-

2023 RSU	2/3/2023 (4)	-	-	-	-	-	9,037	323,525	-	-

2022 PSU	2/28/2022 (6)	-	-	-	-	-	-	-	20,646	739,127

2023 PSU	2/3/2023 (7)	-	-	-	-	-	-	-	27,117	970,789

(1)	Based on the closing price of $35.80 for our common stock on September 29, 2023, the last trading date of our fiscal year, as reported on the NYSE.
(2)

Represents a one-time make-whole equity award granted to each of Messrs. Sewell and Pease and Ms. Singleton upon hire to compensate them for outstanding equity awards forfeited at their prior employers when they joined the Company. Each of these awards is scheduled to vest in equal installments on the first, second and third anniversaries of the respective grant date.

(3)	Scheduled to vest on March 15, 2024.
(4)	Scheduled to vest in equal installments on the first, second and third anniversaries of the grant date.

WestRock Company 2024 Proxy Statement    41

Executive Compensation Tables

(5)

Scheduled to vest, if at all, based on the achievement of an Adjusted Free Cash Flow per Share performance condition during the January 1, 2021 through December 31, 2023 performance period, a relative TSR performance condition during the February 5, 2021 through February 4, 2024 performance period and service through February 5, 2024.

(6)

Scheduled to vest, if at all, based on the achievement of applicable performance conditions during the January 1, 2022 through December 31, 2024 performance period and service through February 7, 2025.

(7)

Scheduled to vest, if at all, based on the achievement of applicable performance conditions during the January 1, 2023 through December 31, 2025 performance period and service through February 3, 2026.

(8)	Scheduled to vest on February 5, 2024.
(9)

Consistent with SEC regulations and assuming the applicable performance period had ended on September 30, 2023, the values in this column reflect target payout with respect to outstanding 2021, 2022 and 2023 PSUs.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2023

The following table provides information concerning exercises of stock options and vesting of stock awards, including RSUs and PSUs, during fiscal 2023 for each NEO on an aggregated basis.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)

David B. Sewell	-	-	78,909	2,254,009

Alexander W. Pease	-	-	32,484	1,142,240

Patrick M. Kivits	-	-	24,694	845,911

Thomas M. Stigers	-	-	29,524	1,018,913

Denise R. Singleton	-	-	29,446	924,604

(1)	Includes dividend equivalent units credited during the vesting period.
(2)	Calculated by multiplying the number of shares vested by the closing price of our common stock on the vesting date.

RETIREMENT PLANS

In addition to the short-term and long-term incentive components of our executive compensation program, each NEO participates in Company-sponsored U.S.-based retirement plans. We primarily provide retirement benefits to our NEOs through the 401(k) Plan and the WestRock Company Deferred Compensation Plan. No employee’s compensation for purposes of the 401(k) Plan includes amounts in excess of the Internal Revenue Code’s compensation limit, which is adjusted periodically for inflation.

The following table includes information about each of our retirement plans and indicates which NEOs participate in the plans.

Plan Name	Plan Type	Description	Eligible Participants

WestRock Company 401(k) Retirement Savings Plan	Savings	This qualified plan provides a matching contribution of 100% of the first 5% of an employee’s contributions. Following the end of the calendar year, we contribute 2.5% of the participant’s calendar year compensation, subject to certain restrictions.	All salaried and non-union hourly employees, including our NEOs, may participate in this plan.

WestRock Company Deferred Compensation Plan	Savings	This non-qualified, unfunded plan allows employees to make elective deferrals or additional deferrals of base salary and STIP above the qualified plan limit. We provide a matching contribution of 100% of the first 5% of the participant’s deferred compensation in excess of such limit. Following the end of the calendar year, we contribute 2.5% of the participant’s calendar year compensation in excess of the qualified compensation limit, subject to certain restrictions.	Certain highly compensated employees, as determined by us, including each of our NEOs, may participate in this plan.

42    WestRock Company 2024 Proxy Statement

Executive Compensation Tables

FISCAL 2023 NONQUALIFIED DEFERRED COMPENSATION

The following table provides information with respect to the WestRock Company Deferred Compensation Plan for fiscal 2023 and, with respect to Mr. Stigers, a predecessor company plan that is closed to contributions. The amounts shown include compensation earned and deferred in prior years, and earnings on such amounts. We also make matching contributions or profit-sharing contributions to the WestRock Company 401(k) Retirement Savings Plan, but this plan is tax qualified and, therefore, not included in this table. We include our matches to all defined contribution plans in the “All Other Compensation Table for Fiscal 2023” included in footnote 5 of the “Fiscal 2023 Summary Compensation Table” above. Deferred compensation plan balances are distributed to participants following termination of employment, subject to any delays required under Section 409A.

Name	Executive Contributions in Last Fiscal Year ($) (1)(2)(5)	Registrant Contributions in Last Fiscal Year ($) (3)(5)	Aggregate Earnings in Last Fiscal Year ($) (4)		Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (6)

David B. Sewell	159,401	184,540	34,429		-	874,651

Alexander W. Pease	41,988	67,670	333		-	145,756

Patrick M. Kivits	-	22,959	3,042		-	75,974

Thomas M. Stigers	60,995	66,743	269,384	(7)	-	2,895,846

Denise R. Singleton	48,671	66,772	6,085		-	179,965

(1)	For fiscal 2023, each NEO employed at the beginning of the fiscal year was eligible to defer up to 75% of their salary and, separately, 75% of their STIP award.
(2)	These amounts represent elected contributions made by each NEO in respect of fiscal 2023.
(3)

We match an amount equal to 100% of the first 5% of the executive’s contributions in excess of the qualified plan limit. All of the NEOs receive an additional employer contribution of 2.5% of eligible pay in excess of the qualified plan limit, if the participant is employed on the last day of the plan year (December 31) or terminates employment due to retirement and is at least age 55 with 10 years of service, death or disability. All amounts in this column assume that the NEO remains employed as of December 31 or is eligible for retirement under the terms of the WestRock Company Deferred Compensation Plan.

(4)

This column reflects the total dollar amount of interest or other earnings (losses) accrued during fiscal 2023, including interest and dividends paid at market rates. We do not consider the payment of interest and other earnings at market rates to be compensation.

(5)

Amounts reflected in the “Executive Contributions in Last Fiscal Year” column are reflected in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Fiscal 2023 Summary Compensation Table and amounts reflected in the “Registrant Contributions in Last Fiscal Year” column are reflected in the “All Other Compensation” column of the Fiscal 2023 Summary Compensation Table.

(6)

With respect to the “Aggregate Balance” column, $420,672 of Mr. Sewell’s balance, $37,831 of Mr. Pease’s balance, $29,103 of Mr. Kivits’ balance, $166,888 of Mr. Stigers’ balance, and $60,737 of Ms. Singleton’s balance, each as of September 30, 2023, was included in the Summary Compensation Table in fiscal 2022. Further, $112,523 of Mr. Sewell’s balance and $26,850 of Mr. Kivits’ balance, each as of September 30, 2023, was included in the Summary Compensation Table in fiscal 2021.

(7)

In addition to the WestRock Company Deferred Compensation Plan, Mr. Stigers has a balance in the Rock-Tenn Supplemental Retirement Savings Plan (“SRSP”). The SRSP is a predecessor company deferred compensation plan that is closed to contributions. These amounts reflect earnings/losses in both of these plans during fiscal 2023.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the estimated payments to be made under each agreement, plan or arrangement that provides for payments to an NEO at, following or in connection with a termination of employment, including by involuntary termination without cause absent a change in control, voluntary or for cause termination, death or disability, retirement or an involuntary or good reason termination following a change in control, assuming such an event occurred on September 30, 2023. However, in accordance with SEC regulations, we do not report any amount to be provided to an NEO under any arrangement which does not discriminate in scope, terms, or operation in favor of our NEOs and which is available generally to all salaried employees. In addition, see the table above titled “Fiscal 2023 Nonqualified Deferred Compensation” for information regarding our deferred compensation plans and related NEO balances.

Severance and Change in Control

See “Compensation Matters — Compensation Discussion and Analysis — Severance and Change in Control Arrangements” for a narrative description of severance and change in control arrangements applicable to our NEOs.

WestRock Company 2024 Proxy Statement    43

Executive Compensation Tables

Name (1)	Benefit	Involuntary Termination Without Cause Absent Change in Control ($) (1)	Voluntary Termination/ For Cause Termination ($)	Death or Disability ($)	Retirement ($) (2)	Involuntary/ Good Reason Termination Following Change in Control ($) (3)

David B. Sewell	Severance	6,625,000	-	-	-	9,937,500

	STIP (4)	-	-	1,490,029	-	2,566,018

	Vesting of Equity Awards (5)	-	-	24,305,237	-	24,305,237

	Health & Welfare	40,056	-	-	-	60,084

	Outplacement	4,295	-	-	-	5,695

	Total Value:	6,669,351	-	25,795,266	-	36,874,534

Alexander W. Pease	Severance	2,340,000	-	-	-	3,120,000

	STIP (4)	-	-	584,766	-	948,705

	Vesting of Equity Awards (5)	-	-	5,567,093	-	5,567,093

	Health & Welfare	15,813	-	-	-	21,084

	Outplacement	4,295	-	-	-	5,695

	Total Value:	2,360,108	-	6,151,859	-	9,662,577

Patrick M. Kivits	Severance	2,139,638	-	-	-	2,852,850

	STIP (4)	-	-	506,554	-	675,675

	Vesting of Equity Awards (5)	-	-	3,538,204	-	3,538,204

	Health & Welfare	8,331	-	-	-	11,108

	Outplacement	4,295	-	-	-	5,695

	Total Value:	2,152,264	-	4,044,758	-	7,083,532

Thomas M. Stigers	Severance	2,090,861	-	-	-	2,787,814

	STIP (4)	-	-	495,006	495,006	691,309

	Vesting of Equity Awards (5)	-	-	3,618,264	3,469,209	3,618,264

	Health & Welfare	30,042	-	-	-	40,056

	Outplacement	4,295	-	-	-	5,695

	Total Value:	2,125,198	-	4,113,270	3,964,215	7,143,138

Denise R. Singleton	Severance	1,943,610	-	-	-	2,591,480

	STIP (4)	-	-	446,326	-	731,136

	Vesting of Equity Awards (5)	-	-	4,200,000	-	4,200,000

	Health & Welfare	21,174	-	-	-	28,233

	Outplacement	4,295	-	-	-	5,695

	Total Value:	1,969,079	-	4,646,326	-	7,556,544

(1)

Severance amounts for NEOs listed above assume an involuntary termination under the Severance Plan. ln connection with Mr. Sewell becoming our President and CEO in March 2021, we agreed to make a severance payment to him consistent with the terms of the Severance Plan if we terminate his employment without cause during his first three years with the Company.

(2)

As of September 30, 2023, only Mr. Stigers would have been eligible to receive retirement benefits from the Company (assuming he had notified us of such retirement at least six months in advance). Mr. Stigers’ retirement benefits would include (i) a pro-rated STIP award based on the number of days employed during the fiscal year and actual performance results, (ii) a pro-rated number of RSUs granted in 2021 based on the number of full months employed from the grant date, and 100% of RSUs granted in 2022 and 2023, and (iii) a pro-rated number of PSUs granted in 2021 based on the number of full months employed from the grant date and 100% of PSUs granted in 2022 and 2023, which are all scheduled to vest based on actual performance at the end of the applicable performance periods. For purposes of this table, as noted in footnote (5), we have assumed target performance for PSUs.

(3)

Any amounts paid to the NEOs under the CIC Agreements will be reduced to the maximum amount that could be paid without being subject to the excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code, but only if the after-tax benefit of the reduced amount is higher than the after-tax benefit of the unreduced amount. The amounts reflected in this table do not reflect the application of any reduction in compensation or benefits pursuant to the terms of the CIC Agreements. While the Transaction will constitute a change in control under the CIC Agreements, no amounts will be payable to an NEO under such agreements absent a triggering termination event. Additional information regarding specific amounts payable to the NEOs in connection therewith will be available in the proxy statement/prospectus relating to the special meeting and the Transaction.

(4)

For death and disability, STIP payouts are prorated based on actual performance. Following an involuntary termination upon a change in control, STIP payouts are prorated and determined using the greater of (i) STIP target and (ii) the average of the annual STIP payouts for the three fiscal years immediately preceding the date of termination (or, if the NEO has not been employed for three full fiscal years, the average of the annualized STIP paid or payable to the NEO for the number of fiscal years immediately preceding the termination date that the NEO has been employed).

(5)

The calculation of the value of vesting of equity awards is based on $35.80, reflecting the closing price of our common stock on September 29, 2023, the last trading day of our fiscal year, as reported on the NYSE, multiplied by the number of shares that would have vested on September 30, 2023 (assuming target performance for PSUs) upon satisfaction of applicable conditions.

44    WestRock Company 2024 Proxy Statement

Executive Compensation Tables

CEO PAY RATIO

Fiscal Year	Median Employee Compensation ($)	CEO Compensation ($)(1)	Ratio

2023	84,559	12,615,612	149:1

(1)	As reported in the Fiscal 2023 Summary Compensation Table of this Proxy Statement.

We are required under Item 402(u) of Regulation S-K to calculate and disclose our CEO pay ratio. We selected August 31, 2023, as the date to identify our median employee for our fiscal 2023 pay ratio calculation after concluding that changes in our employee population during the fiscal year would result in a significant change in our pay ratio disclosure.

As permitted under SEC rules for our pay ratio disclosure, from our total employee population of 57,560 full-time, part-time, seasonal and temporary employees as of August 31, 2023 (other than our CEO), we excluded all employees from certain countries representing in aggregate less than 5% of our employee base to arrive at the median employee consideration pool (1). We used the consistently applied compensation measure of base salary rate as of August 31, 2023, with foreign exchange rates translated to the U.S. dollar equivalent, where applicable. Our median employee is located in the U.S.

We calculated such median employee’s total compensation of $84,559 for fiscal 2023 in the same manner we calculated our CEO’s total compensation of $12,615,612 for fiscal 2023, as reported in the “Total” column of the Fiscal 2023 Summary Compensation Table. Based on this information, for fiscal 2023, the ratio of the median of the total CEO compensation to the total compensation of all employees (other than our CEO) was 149:1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Because applicable SEC rules permit various methodologies, estimates, assumptions and exclusions, our CEO pay ratio may not be comparable to pay ratios calculated and disclosed by other companies.

(1)

These countries and the applicable employee headcounts as of the sample date were as follows: France (455), India (415), Belgium (374), Czech Republic (305), Australia (239), Netherlands (170), Spain (150), Dominican Republic (117), Chile (58), Japan (56), Argentina (50), Hungary (36), Austria (25), South Korea (19), Thailand (13), Malaysia (7), Taiwan (6), Switzerland (4), Italy (3), New Zealand (3), Singapore (3), Hong Kong (2), and South Africa (1), for a total of 2,511 employees. As of August 31, 2023, using the methodology required by SEC rules, we had 34,813 U.S. employees (other than the CEO) and 22,747 employees in other countries.

WestRock Company 2024 Proxy Statement    45

Executive Compensation Tables

PAY VERSUS PERFORMANCE
In accordance with Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
we are providing the following disclosure regarding executive compensation for our principal executive officers (“PEOs”) and
Non-PEO
NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.
For information concerning how we seek to align executive compensation with our performance, see “Compensation Matters – Compensation Discussion and Analysis.”

Fiscal Year	Summary Compensation Table Total for David B. Sewell (1) ($)	Summary Compensation Table Total for Steven C. Voorhees (1) ($)	“Compensation Actually Paid” to David B. Sewell (1) (2) (3) ($)	“Compensation Actually Paid” to Steven C. Voorhees (1) (2) (3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (1) ($)	Average “Compensation Actually Paid” to Non-PEO NEOs (1) (2) (3) ($)	Value of Initial Fixed $100 Investment based on: (4)		Consolidated Net Income (Loss) ($ Millions)	Consolidated Adjusted EBITDA ($ Millions) (5)
							TSR ($)	Peer Group TSR ($)

2023	12,615,612	-	11,092,519	-	3,032,609	3,077,429	110.95	107.19	(1,644.2)	2,978.6

2022	11,576,270	-	4,542,649	-	4,748,652	2,065,815	92.52	96.48	949.2	3,459.4

2021	21,189,086	5,048,797	20,952,302	12,631,581	4,013,178	4,679,058	146.09	126.95	842.5	2,999.2

(1)
Mr. Sewell has been our PEO since March 2021. Steven C. Voorhees was our PEO from July 2015 to March 2021. The individuals comprising the
Non-PEO
NEOs for each fiscal year presented are listed below. Mr. Pease was appointed as our principal financial officer (“PFO”), effective in November 2021; Mr. Dickson stepped down as our PFO at that time, and he retired from the Company in December 2021.

Fiscal 2021	Fiscal 2022	Fiscal 2023

Ward H. Dickson	Ward H. Dickson	Alexander W. Pease

Jeffrey W. Chalovich	Alexander W. Pease	Patrick M. Kivits

Patrick E. Lindner	Patrick M. Kivits	Denise R. Singleton

Patrick M. Kivits	Denise R. Singleton	Thomas M. Stigers

Robert B. McIntosh	Thomas M. Stigers	-

(2)
The amounts shown for “Compensation Actually Paid” have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)
“Compensation Actually Paid” reflects the exclusions and inclusions of certain amounts for the PEOs and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with ASC 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table. Accelerated or enhanced vesting of equity awards for our NEOs upon retirement is subject to, among other things, a six-month advance notice requirement, and none of these substantive conditions was deemed to be satisfied in fiscal 2023, 2022 or 2021. Accordingly, none of our NEOs is reflected as retirement eligible in the tables below.

Fiscal Year	Summary Compensation Table Total for David B. Sewell ($)	Exclusion of Stock Awards for David B. Sewell ($)	Inclusion of Equity Values for David B. Sewell ($)	“Compensation Actually Paid” to David B. Sewell ($)

2023	12,615,612	(9,544,333)	8,021,240	11,092,519

2022	11,576,270	(7,591,297)	557,676	4,542,649

2021	21,189,086	(18,896,377)	18,659,593	20,952,302

Fiscal Year	Summary Compensation Table Total for Steven C. Voorhees ($)	Exclusion of Stock Awards for Steven C. Voorhees ($)	Inclusion of Equity Values for Steven C. Voorhees ($)	“Compensation Actually Paid” to Steven C. Voorhees ($)

2021	5,048,797	(504,187)	8,086,971	12,631,581

Fiscal Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non- PEO NEOs ($)	Average Inclusion of Equity Values for Non- PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2023	3,032,609	(1,573,706)	1,618,526	3,077,429

2022	4,748,652	(3,281,678)	598,841	2,065,815

2021	4,013,178	(2,179,754)	2,845,634	4,679,058

46    WestRock Company 2024 Proxy Statement

Executive Compensation Tables

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Fiscal Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for David B. Sewell ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for David B. Sewell ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for David B. Sewell ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for David B. Sewell ($)	Fair Value at Last Day of Prior Year of Equity Awards That Failed to Meet Applicable Vesting Conditions During Year for David B. Sewell ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for David B. Sewell ($)	Total - Inclusion of Equity Values for David B. Sewell ($)

2023	10,072,009	(1,918,071)	-	(132,698)	-	-	8,021,240

2022	6,601,086	(5,839,186)	-	(204,224)	-	-	557,676

2021	18,659,593	-	-	-	-	-	18,659,593

Fiscal Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Steven C. Voorhees ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Steven C. Voorhees ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Steven C. Voorhees ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Steven C. Voorhees ($)	Fair Value at Last Day of Prior Year of Equity Awards That Failed to Meet Applicable Vesting Conditions During Year for Steven C. Voorhees ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Steven C. Voorhees ($)	Total - Inclusion of Equity Values for Steven C. Voorhees ($)

2021	472,542	5,827,230	143,563	1,643,636	-	-	8,086,971

Fiscal Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards That Failed to Meet Applicable Vesting Conditions During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)

2023	1,660,719	(153,397)	-	111,204	-	-	1,618,526

2022	2,015,596	(551,533)	-	(13,343)	(851,879)	-	598,841

2021	2,001,066	989,023	19,470	39,964	(203,889)	-	2,845,634

(4)
The Peer Group TSR set forth in this table utilizes the Dow Jones Containers & Packaging Index, which we also utilize in the stock performance graph included in our 2023 Form 10-K. The comparison in this table assumes $100 was invested for the period starting September 30, 2020, through the end of the listed year in the Company and in the Dow Jones Containers & Packaging Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)
We determined Consolidated Adjusted EBITDA to be the most important financial performance measure used to link our performance to “Compensation Actually Paid” to our PEO and
Non-PEO
NEOs in fiscal 2023 as it is the largest weighted metric under our STIP. This performance measure may not have been the most important financial performance measure for fiscal years 2022 and 2021, and we may determine a different financial performance measure to be the most important financial performance measure in future years. Consolidated Adjusted EBITDA is calculated by aggregating each segment’s Adjusted EBITDA plus non-allocated expenses, as reflected in the segment footnote in our 2023 Form 10-K.

Unranked List of the Most Important Financial Performance Measures Used to Link “Compensation Actually Paid” for Fiscal 2023 to Company Performance
The following table presents the financial performance measures that the Company considers the most important in linking “
Compensation
Actually Paid” to our PEO and other NEOs for fiscal 2023 to Company performance. The measures in this table are not ranked.

Most Important Financial Performance Measures

Consolidated Adjusted EBITDA (Company-Selected Measure)

Adjusted Revenue

Adjusted Free Cash Flow Per Share

Adjusted EPS

Adjusted ROIC

Relative TSR

WestRock Company 2024 Proxy Statement    47

Executive Compensation Tables

While we utilize the financial performance metrics listed above to align executive compensation with our performance, only the most important measure is presented in the Pay versus Performance table above in accordance with the requirements of Item 402(v) of Regulation
S-K.
Moreover, we generally seek to create long-term stockholder value, and therefore do not specifically align our performance measures with “Compensation Actually Paid” for a particular year. In accordance with Item 402(v) of Regulation
S-K,
we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
Relationship Between PEO and
Non-PEO
NEO “Compensation Actually Paid” and Company TSR
The following chart sets forth the relationship between “Compensation Actually Paid” to our PEOs, the average of “Compensation Actually Paid” to our
Non-PEO
NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years. Our NEOs’ “Compensation Actually Paid” values are aligned with WestRock’s TSR. This is primarily because the value of our equity-based incentive compensation is tied directly to our stock price, as well as, with respect to PSUs, our financial performance.

48    WestRock Company 2024 Proxy Statement

Executive Compensation Tables

Relationship Between PEO and
Non-PEO
NEO “Compensation Actually Paid” and Consolidated Net Income (Loss)
The following chart sets forth the relationship between “Compensation Actually Paid” to our PEOs, the average of “Compensation Actually Paid” to our
Non-PEO
NEOs, and our consolidated net income (loss) during the three most recently completed fiscal years. The consolidated net loss for fiscal 2023 is largely due to a $1.9 billion pre-tax,
non-cash
goodwill impairment and $859 million of
pre
-tax
restructuring and other costs, $605 million of which were
non-cash.
“Compensation Actually Paid” decreased in fiscal 2022 and increased in fiscal 2023 largely due to the fact that a significant portion of our overall compensation mix is equity-based and heavily impacted by our stock price. Changes to Mr. Sewell’s “Compensation Actually Paid” are more pronounced as equity-based awards make up a larger portion of his total target compensation than they do for our non-PEO
NEOs.

WestRock Company 2024 Proxy Statement    49

Executive Compensation Tables

Relationship Between PEO and
Non-PEO
NEO “Compensation Actually Paid” and Consolidated Adjusted EBITDA
The following chart sets forth the relationship between “Compensation Actually Paid” to our PEOs, the average of “Compensation Actually Paid” to our
Non-PEO
NEOs, and Consolidated Adjusted EBITDA during the three most recently completed fiscal years. While we use numerous financial performance measures for the purpose of evaluating performance in our compensation programs, we determined Consolidated Adjusted EBITDA is the most important performance measure used to link “Compensation Actually Paid” for the most recently completed fiscal year to our performance, in accordance with Item 402(v) of Regulation S-K. As noted above, Consolidated Adjusted EBITDA is the largest factor in determining STIP payouts.

Relationship Between Company TSR and Peer Group TSR
The following chart compares our cumulative TSR over the three most recently completed fiscal years to
that of the Dow Jones Containers & Packaging Index over the same period.

50    WestRock Company 2024 Proxy Statement

Audit Matters

AUDIT MATTERS

ITEM 3. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP FOR FISCAL 2024

What am I voting on? The Board is asking our stockholders to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2024

Voting Recommendation: FOR the ratification of our independent registered public accounting firm for fiscal 2024

Vote Required: An affirmative vote requires the majority of shares present in person or represented by proxy and entitled to vote

Broker Discretionary Voting Allowed: Yes, organizations holding shares of beneficial owners may vote in their discretion absent voting instructions from those owners

Abstentions: Vote against

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of seven independent directors. The Board has determined that all Audit Committee members are “financially literate” within the meaning of the NYSE Standards and that each of Mses. Martore and Savage and Messrs. Crews, Bernlohr and Stockton qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

The Audit Committee met 8 times during fiscal 2023. These meetings included executive sessions at least quarterly with our independent registered public accounting firm, our internal auditor and management. During fiscal 2023, the Audit Committee was updated no less than quarterly on management’s process to assess the adequacy of our system of internal control over financial reporting, the framework used to make the assessment and management’s conclusions on the effectiveness of our internal control over financial reporting.

The Audit Committee is responsible for appointing, compensating, retaining and overseeing our independent auditor. The Audit Committee evaluates the independence, qualifications and performance of our independent auditor each year, and determines whether to re-engage the current independent auditor. ln doing so, the Audit Committee considers, among other factors, the quality and efficiency of the services provided by the auditor and its capabilities, technical expertise and knowledge of our operations. Based on this evaluation, the Audit Committee has retained Ernst & Young LLP (“EY”) as our independent auditor for fiscal 2024, and the Board is recommending that our stockholders ratify this appointment.

EY has served as the Company’s or its predecessor’s independent auditor since at least 1975, but it is unable to determine the specific year during which it was originally engaged. We believe that EY’s global capabilities, technical expertise, significant institutional knowledge of our business, quality, candor of communications with the Audit Committee and management, and independence enhance audit quality. The Audit Committee oversees our financial reporting process on behalf of the Board. Management has primary responsibility for establishing and maintaining adequate internal financial control over financial reporting, for preparing our financial statements and for the public reporting process. EY, our independent registered public accounting firm for fiscal 2023, is responsible for expressing opinions that (a) our consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows in conformity with generally accepted accounting principles and (b) we maintained, in all material respects, effective internal control over financial reporting as of September 30, 2023. EY’s audit of our internal control over financial reporting for fiscal 2023 did not include an evaluation of the internal control over financial reporting with respect to the operations acquired in the Mexico Acquisition, as we excluded those operations from management’s assessment as permitted by SEC guidance.

In this context, the Audit Committee has

•	reviewed and discussed the audited consolidated financial statements for the year ended September 30, 2023 with management;

•

discussed with the independent auditor those matters required to be discussed by auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•

received the written disclosures and the letter from the independent auditor as required by applicable requirements of the PCAOB regarding the independent auditor’s communication with the Audit Committee concerning independence and has discussed with the independent auditor its independence.

WestRock Company 2024 Proxy Statement    51

Audit Matters

Based on the reviews and discussion described in this report, the Audit Committee recommended to the Board (and the Board approved) that the audited consolidated financial statements be included in the 2023 Form 10-K for filing with the SEC.

Audit Committee: Terrell K. Crews, Chair; Timothy J. Bernlohr; Russell M. Currey; Suzan F. Harrison; Gracia C. Martore; E. Jean Savage; Dmitri L. Stockton

FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents (in thousands of dollars) the aggregate fees billed for (in the case of audit fees) and the aggregate fees billed in (in the case of audit-related fees, tax fees and all other fees) each of the last two fiscal years for professional services rendered by EY and its affiliates.

	2023 ($) (1)	2022 ($) (1)

Audit fees (2)	16,990	13,163

Audit-related fees (3)	576	2,363

Tax fees (4)	3,541	3,750

All other fees	—	—

Total fees paid to auditor	21,107	19,276

(1)	All such audit fees, audit-related fees and tax fees were approved by the Audit Committee as described below in “Audit Matters - Pre-Approval Policies and Procedures”.
(2)

Audit fees consist primarily of fees related to professional services rendered for the audit of our annual financial statements included in our Form 10-K and the review of interim financial statements included in our quarterly reports on Form 10-Q, including in each respect such services related to the Mexico Acquisition, accounting consultations to the extent necessary for EY to fulfill its responsibility under generally accepted auditing standards, as well as services in connection with other statutory and regulatory filings.

(3)

Audit-related fees consist of fees related to professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of our annual financial statements that are not included in the amounts disclosed as audit fees.

(4)	Tax fees consist primarily of fees related to professional services rendered for tax compliance, tax advice and transfer pricing services.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has established a policy requiring pre-approval of audit and permissible audit-related and non-audit services to be provided by the independent registered public accounting firm. Each year, management requests Audit Committee approval of the annual audit, statutory audits, and quarterly reviews and pre-approval of certain other engagements of the independent registered public accounting firm known at that time. In connection with these requests, the Audit Committee may consider information about each engagement, including the budgeted fees; the reasons management is requesting the services to be provided by the independent auditors; and any potential impact on the auditors’ independence.

As additional proposed audit and non-audit engagements of the independent registered public accounting firm are identified, or if pre-approved services exceed the pre-approved budgeted amount for those services, the Audit Committee will consider similar information in connection with the pre-approval of such engagements or services. If Audit Committee pre-approvals are required between regularly scheduled Audit Committee meetings, the Audit Committee has delegated to the Chair of the Audit Committee the authority to grant pre-approvals. Pre-approvals by the Chair are reviewed with the Audit Committee at its next regularly scheduled meeting.

The independent registered public accounting firm and management report to the Audit Committee periodically regarding the services rendered by, and actual fees paid to, the independent registered public accounting firm to ensure that the services are within the limits approved by the Audit Committee.

OTHER INFORMATION

One or more representatives of EY will be present at the 2024 Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to questions, where appropriate.

52    WestRock Company 2024 Proxy Statement

Other Important Information

OTHER IMPORTANT INFORMATION

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table lists information, as of December 9, 2023, about the number of shares of our common stock beneficially owned by (i) each NEO, (ii) each director and director nominee, (iii) directors and executive officers as a group, and (iv) any person known to us to be the beneficial owner of more than 5% of our common stock as of such date. Unless otherwise noted, voting power and investment power in our common stock are exercisable solely by the named person.

Name of Beneficial Owner	Total Number of Shares of Common Stock Beneficially Owned (#) (1)		Percent of Outstanding Common Stock (%) (2)

David B. Sewell	123,918		*

Alexander W. Pease	70,650		*

Patrick M. Kivits	28,708		*

Thomas M. Stigers	107,152	(3)	*

Denise R. Singleton	23,628		*

Colleen F. Arnold	22,337	(4)	*

Timothy J. Bernlohr	45,666		*

J. Powell Brown	63,849	(5)	*

Terrell K. Crews	45,523	(6)	*

Russell M. Currey	418,595	(7)	*

Suzan F. Harrison	16,336		*

Gracia C. Martore	46,079	(8)	*

James E. Nevels	19,289	(9)	*

E. Jean Savage	8,371		*

Dmitri L. Stockton	6,735	(10)	*

Alan D. Wilson	49,720	(11)	*

All directors and executive officers as a group	1,264,875	(12)	*

The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	30,927,175	(13)	12.1%

BlackRock, Inc., 50 Hudson Yards, New York, NY 10001	26,528,164	(14)	10.3%

Greenhaven Associates, Inc., 3 Manhattanville Road, Purchase, NY 10577	13,591,170	(15)	5.3%

*	Less than 1%.
(1)

Under SEC rules, a person “beneficially owns” securities if that person has or shares the power to vote or dispose of the securities. The person also “beneficially owns” securities that the person has the right to acquire within 60 days. Under these rules, PSUs, as well as RSUs that vest more than 60 days after December 9, 2023, are not included. In addition, more than one person may be deemed to beneficially own the same securities, and a person may be deemed to beneficially own securities in which he or she has no financial interest. Except as shown in the footnotes to the table, the stockholders named below have the sole power to vote or dispose of the shares shown as beneficially owned by them. See “Compensation Matters — Executive Compensation Tables — Outstanding Equity Awards at Fiscal 2023 Year-End” for more information concerning outstanding equity awards to our NEOs and “Board and Governance Matters – Director Compensation” for more information concerning outstanding equity awards to our non-employee directors.

(2)

Each of the individuals, as well as our directors and executive officers as a group, held less than 1% of our outstanding common stock as of December 9, 2023 (including shares such individual(s) had the right to acquire within 60 days after December 9, 2023).

(3)

Share balance includes (i) 8,165 shares issuable upon exercise of stock options owned by Mr. Stigers, (ii) 5,698 shares beneficially owned by Mr. Stigers through the WestRock Company Deferred Compensation Plan and (iii) 11,237 shares held jointly with Mr. Stigers’ spouse.

(4)	Share balance includes 21,140 shares beneficially owned by Ms. Arnold through the Non-Employee Director Deferred Compensation Plan.
(5)

Share balance includes (i) 48,161 shares held jointly with Mr. Brown’s spouse, (ii) 1,323 shares held by a son, (iii) 873 shares held by a daughter, (iv) 694 shares held by a daughter, and (v) 602 shares held by a daughter.

(6)	Share balance includes 22,635 shares held in a revocable trust of which Mr. Crews and his spouse are trustees.
(7)

Share balance includes (i) 185,932 shares beneficially owned by Boxwood Capital, LLC, a limited liability company of which Mr. Currey is the controlling member and president and (ii) 32,657 shares owned by a trust of which Mr. Currey is the trustee.

(8)	Share balance includes 45,044 shares beneficially owned by Ms. Martore through the Non-Employee Director Deferred Compensation Plan.
(9)	Share balance includes (i) 2,621 shares beneficially owned by Mr. Nevels through the Non-Employee Director Deferred Compensation Plan and (ii) 8,297 shares held jointly with his spouse.

WestRock Company 2024 Proxy Statement    53

Other Important Information

(10)	Share balance reflects 6,735 shares beneficially owned by Mr. Stockton through the Non-Employee Director Deferred Compensation Plan.
(11)	Share balance includes 48,685 shares beneficially owned by Mr. Wilson through the Non-Employee Director Deferred Compensation Plan.
(12)

Share balance reflects ownership by 20 persons. In addition to shares beneficially owned by the NEOs listed in this table, this number includes shares beneficially owned by John L. O’Neal, Samuel W. Shoemaker, Vicki L. Lostetter and Julia A. McConnell, each of whom is also an executive officer of WestRock. It includes an aggregate of 22,374 shares issuable upon exercise of vested stock options held by our executive officers.

(13)

Based on a Schedule 13G/A filed on February 9, 2023, The Vanguard Group has sole dispositive power over 29,797,115 of these shares, shared voting power over 399,105 of these shares and shared dispositive power over 1,130,060 of these shares.

(14)	Based on a Schedule 13G/A filed on April 6, 2023, BlackRock, Inc. has sole voting power over 24,546,678 of these shares and sole dispositive power over 26,528,164 of these shares.
(15)

Based on a Schedule 13G filed on June 16, 2023, Greenhaven Associates, Inc. has sole voting and dispositive powers over 3,450,310 of these shares and shared voting and dispositive powers over 10,140,860 of these shares.

STOCKHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR 2025 ANNUAL MEETING

SEC rules permit stockholders to submit proposals for inclusion in our Proxy Statement and form of proxy if the stockholder and the proposal meet the requirements specified in Rule 14a-8 under the Exchange Act. To be considered for inclusion in next year’s Proxy Statement, a stockholder proposal submitted in accordance with Rule 14a-8 must be received by us at our principal executive offices by no later than August 15, 2024.

Stockholders will vote at the 2024 Annual Meeting on only the matters summarized in this Proxy Statement. Our Bylaws provide that any stockholder proposal (including director nominations) that is not submitted for inclusion in next year’s Proxy Statement under Rule 14a-8, but is instead sought to be presented directly at next year’s annual meeting of stockholders, must be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. In each case, the notice must include the information specified in our Bylaws. If next year’s annual meeting is held more than 30 days before or more than 60 days after the anniversary date of the 2024 Annual Meeting, notice must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the seventh day following the day on which public announcement of the date of such meeting is first made by us. Accordingly, to submit any such proposal, stockholders must submit the required notice no earlier than the close of business on September 28, 2024, and no later than the close of business on October 28, 2024, except as described above. In addition, stockholders that intend to solicit proxies in support of director nominees other than our nominees for future stockholder meetings must comply with the additional requirements of Rule 14a-19(b) of the Exchange Act.

The mailing address of our principal executive offices to which proposals may be delivered is 1000 Abernathy Road NE, Atlanta, GA 30328. Proposals should be addressed to the attention of the Corporate Secretary. Delivery by email does not constitute delivery to our principal executive offices.

ANNUAL REPORT ON FORM 10-K

We will provide without charge, at the written request of any stockholder of record as of the record date, a copy of our 2023 Form 10-K, including the financial statements, as filed with the SEC, excluding exhibits. Requests for copies of our 2023 Form 10-K should be mailed to: WestRock Company, 1000 Abernathy Road NE, Atlanta, Georgia 30328, Attention: Corporate Secretary. You may also access a copy of our 2023 10-K at https://ir.westrock.com.

FREQUENTLY ASKED QUESTIONS

What is the purpose of the 2024 Annual Meeting?

Stockholders will vote at the 2024 Annual Meeting on the matters identified as “Items of Business” in the Notice of Annual Meeting that precedes this Proxy Statement.

As previously announced, we entered into the Transaction Agreement with Smurfit Kappa, ListCo and Merger Sub in mid-September 2023. The Transaction Agreement provides, among other things, that subject to the satisfaction or waiver of specified conditions, Smurfit Kappa will become a wholly owned subsidiary of ListCo and Merger Sub will merge with and into WestRock, with WestRock surviving the transaction as a wholly owned subsidiary of ListCo. The Transaction is expected to close in the second calendar quarter of 2024, conditional upon regulatory approvals, stockholder approvals and satisfaction of other closing conditions. Accordingly, the Transaction will not be closed as of the date of the 2024 Annual Meeting, if ever.

Our Board has approved the relevant transactions underlying the Transaction, including our entry into the Transaction Agreement, and recommended that our stockholders approve the Transaction at a special meeting of stockholders to be

54    WestRock Company 2024 Proxy Statement

Other Important Information

held in the coming months. However, stockholders are NOT being requested to vote on the Transaction at the 2024 Annual Meeting. We will continue to operate on a standalone basis in advance of presenting the Transaction to our stockholders for a vote, and continuing thereafter until the Transaction closes.

Why did I receive these proxy materials?

You received these proxy materials because you are a Company stockholder and the Board is soliciting your proxy to vote your shares at the 2024 Annual Meeting. This Proxy Statement includes information that we are required to provide to you under SEC rules and is designed to assist you in voting your shares.

What is included in these proxy materials? What is a proxy statement and what is a proxy?

The proxy materials for the 2024 Annual Meeting include the Notice of Annual Meeting, this Proxy Statement and our 2023 Form 10-K. If you received a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form.

A proxy statement is a document that SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote your shares, and that other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a “proxy” or a “proxy card.” We have designated Messrs. Wilson and Sewell and Ms. Singleton as proxies for the 2024 Annual Meeting.

What does it mean if I receive more than one notice, proxy materials email or proxy card?

If you receive more than one notice, proxy materials email or proxy card, you have multiple accounts with brokers and/or our transfer agent and will need to vote separately with respect to each notice, proxy materials email or proxy card you receive.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

The SEC permits us to furnish proxy materials by providing access to those documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. The notice instructs you as to how to submit your proxy on the Internet. If you would like to receive a paper or email copy of the proxy materials, you should follow the instructions in the notice for requesting those materials.

Who may vote?

You may vote if you owned our common stock as of the close of business on December 4, 2023, the record date for the 2024 Annual Meeting.

How may I vote?

You may vote by any of the following methods:

•	Internet – follow the instructions on your notice, proxy card or email notice.

•	Phone – follow the instructions on your notice, proxy card or email notice.

•	Mail – complete sign and return the proxy card provided.

•	Virtually – attend the 2024 Annual Meeting virtually and follow the instructions on the website.

Beneficial holders of our stock should review the information provided by their bank, broker or other nominee in order to provide voting instructions.

When voting on proposals, you may vote “for” or “against” the item or you may abstain from voting. You are not entitled to appraisal or dissenters’ rights for any matter being voted on at the 2024 Annual Meeting.

We encourage you to vote your proxy by Internet, telephone or mail prior to the 2024 Annual Meeting, even if you plan to attend the meeting virtually.

What constitutes a quorum at the 2024 Annual Meeting, and why is a quorum required?

The presence at the 2024 Annual Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum. A quorum of stockholders is necessary to hold a valid meeting.

What is the vote required to approve each of the proposals to be presented at the 2024 Annual Meeting?

Assuming the existence of a quorum at the 2024 Annual Meeting:

•

Item 1: Election of 12 Directors Named in this Proxy Statement: A director will be elected if the number of shares voted FOR that director nominee exceeds the number of shares voted AGAINST that director nominee.

•	Item 2: Advisory Vote to Approve Executive Compensation: An affirmative vote requires the majority of those shares present in person or represented by proxy and entitled to vote.

WestRock Company 2024 Proxy Statement    55

Other Important Information

•	Item 3: Ratification of Appointment of Ernst & Young LLP for fiscal 2024: An affirmative vote requires the majority of shares present in person or represented by proxy and entitled to vote.

What is the effect of abstentions and broker non-votes?

Proposal	Effect of Broker Non-Vote	Effect of Abstention

Election of 12 Directors Named in the Proxy Statement	No effect	No effect

Advisory Vote to Approve Executive Compensation	No effect	Vote against

Ratification of Appointment of Ernst & Young LLP for Fiscal 2023	Not applicable	Vote against

Will There Be A Physical Location for the 2024 Annual Meeting?

No, we plan to hold our 2024 Annual Meeting virtually in an effort to enhance the ability of our stockholders to attend and participate. To attend the virtual meeting, visit www.virtualshareholdermeeting.com/WRK2024 and use your 16-digit control number provided in the notice or proxy card to log into the meeting. Any stockholders holding shares in street name that do not receive a 16-digit control number should contact their bank, broker or other nominee (preferably at least five days before the 2024 Annual Meeting) in order to request a control number and be able to attend, participate in or vote at the 2024 Annual Meeting. If you do not have a 16-digit control number at the time of the 2024 Annual Meeting, you may still attend the meeting as a guest in listen-only mode, although guests will be unable to vote or submit questions. We encourage stockholders to log in to the website and access the webcast early, beginning approximately 15 minutes before the 2024 Annual Meeting’s 9:00 a.m. Eastern Time start time. If you experience technical difficulties, please contact the technical support telephone number posted on the virtual stockholder meeting login page.

Will I be able to ask questions and participate in the virtual Annual Meeting?

Stockholders of record and proxy holders that provide their valid 16-digit control number will be able to participate in the 2024 Annual Meeting. To submit questions during the meeting, stockholders may log into the virtual meeting website with their 16-digit control number, type the question into the “Ask a Question” field and click “Submit.”

Questions and comments pertinent to meeting matters will be answered and addressed during the 2024 Annual Meeting as time allows. If we receive substantially similar written questions, we may group these questions together and provide a single response to avoid repetition and allow time for additional question topics. If we are unable to respond to a stockholder’s properly submitted question due to time constraints, we intend to post answers to those questions on the investor relations page of our website following the meeting.

Additional information regarding the rules and procedures for participating in the virtual annual meeting will be provided in our meeting rules of conduct, which stockholders may view shortly prior to and during the 2024 Annual Meeting on the meeting website.

How many shares of our common stock were outstanding and entitled to vote on the record date?

256,507,734 shares. Each share of our common stock is entitled to one vote.

Can I change my vote or revoke my proxy after I vote?

You may change your vote at any time before the polls close for the 2024 Annual Meeting by (i) voting again by telephone or over the Internet prior to 11:59 p.m., Eastern Time, on January 25, 2024, (ii) giving written notice to our Corporate Secretary, (iii) delivering a later-dated proxy or (iv) voting at the 2024 Annual Meeting. You may also revoke your proxy before it is voted at the 2024 Annual Meeting by using one of the methods listed above.

What is householding?

Beneficial holders that share a single address may receive only one copy of the notice or the proxy materials, as the case may be, unless their broker, bank or other nominee has received contrary instructions from any beneficial holder at that address. This is known as householding. If any beneficial holder(s) sharing a single address wishes to discontinue householding and/or receive a separate copy of the notice or the proxy materials, or wishes to enroll in householding, the beneficial holder(s) should contact its broker, bank or other nominee directly. Alternatively, if any such beneficial holder wishes to receive a separate copy of the proxy materials, we will deliver them promptly upon request either by phone (by dialing 678-291-7900) or in writing (by mailing a request to WestRock Company, 1000 Abernathy Road NE, Atlanta, Georgia 30328, Attention: Corporate Secretary).

56    WestRock Company 2024 Proxy Statement

Other Important Information

Will any other business be conducted at the 2024 Annual Meeting?

We are not aware of any items, other than those described in this Proxy Statement, that may properly come before the 2024 Annual Meeting. If other matters are properly brought before the 2024 Annual Meeting, the accompanying proxy will be voted at the discretion of the proxy holders.

What is the difference between holding shares as a “registered holder” and as a “beneficial holder”?

If your shares are registered directly in your name with our transfer agent, you are a registered holder. If your shares are held in the name of a bank, broker or other nominee as custodian on your behalf, you are a beneficial holder.

What if I am a beneficial holder and do not give voting instructions to my broker?

As a beneficial holder, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee in order to ensure your shares are voted in the way you would like. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person will depend on the type of item being considered for vote. Items 1 and 2 are “non-routine” matters under NYSE rules and therefore they may not be voted on by brokers, banks or other nominees that have not received specific voting instructions from beneficial holders (so called “broker non-votes”). Item 3 is a “routine” matter under NYSE rules and therefore a matter on which banks, brokers and other nominees that do not receive voting instructions from beneficial holders may generally vote in their discretion.

Who pays for this proxy solicitation?

We bear the costs of soliciting proxies. We have retained Innisfree to solicit proxies, by telephone, in person or by mail, for a fee of $20,000 plus certain expenses. In addition, certain Company officers and employees, who will receive no compensation for their services other than their regular salaries, may solicit proxies. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock.

When will the Company announce the voting results?

We will announce preliminary voting results at the 2024 Annual Meeting and report the final results on our website and in a current report on Form 8-K filed with the SEC.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our current expectations, beliefs, plans or forecasts and use words such as “may”, “will”, “could”, “should,” “would”, “anticipate”, “intend”, “estimate”, “project”, “plan”, “believe”, “expect”, “target”, “prospects”, “potential,” “commit” and “forecast”, or words of similar import or meaning or refer to future time periods. Forward-looking statements involve estimates, expectations, projections, goals, targets, forecasts, assumptions, risks and uncertainties. A forward-looking statement is not a guarantee of future performance, and actual results could differ materially from those contained in the forward-looking statement.

Forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, such as developments related to pricing cycles and volumes; economic, competitive and market conditions generally, including macroeconomic uncertainty, customer inventory rebalancing, the impact of inflation and increases in energy, raw materials, shipping, labor and capital equipment costs; reduced supply of raw materials, energy and transportation, including from supply chain disruptions and labor shortages; intense competition; results and impacts of acquisitions, including operational and financial effects from the Mexico Acquisition and divestitures; business disruptions, including the occurrence of severe weather or a natural disaster or other unanticipated problems, such as labor difficulties, equipment failure or unscheduled maintenance and repair, or public health crises; failure to respond to changing customer preferences and to protect our intellectual property; the amount and timing of capital expenditures, including installation costs, project development and implementation costs, and costs related to resolving disputes with third parties with which we work to manage and implement capital projects; risks related to international sales and operations; the production of faulty or contaminated products; the loss of certain customers; adverse legal, reputational, operational and financial effects resulting from information security incidents and the effectiveness of business continuity plans during a ransomware or other cyber incident; work stoppages and other labor relations difficulties; inability to attract, motivate and retain qualified personnel, including as a result of the proposed Transaction; risks associated with sustainability and climate change, including our ability to achieve sustainability targets and commitments and realize climate-related opportunities on announced timelines or at all; our inability to successfully identify and make performance improvements and deliver cost savings and risks associated with completing strategic projects on anticipated timelines and realizing anticipated financial or operational improvements on announced timelines or at all, including with respect to our business systems transformation; risks related to the proposed Transaction, including our ability to complete the Transaction on the anticipated timeline, or at

WestRock Company 2024 Proxy Statement    57

Other Important Information

all, restrictions imposed on our business under the Transaction Agreement, disruptions to our business while the proposed Transaction is pending, the impact of management’s time and attention being focused on consummation of the proposed Transaction, costs associated with the proposed Transaction, and integration difficulties; risks related to our indebtedness, including increases in interest rates; the scope, costs, timing and impact of any restructuring of our operations and corporate and tax structure; the scope, timing and outcome of any litigation, claims or other proceedings or dispute resolutions and the impact of any such litigation (including with respect to the Brazil tax liability matter); and additional impairment charges. Such risks and other factors that may impact forward-looking statements are discussed our filings with the SEC, including in Item 1A. “Risk Factors” in our Form 2023 10-K. The information contained herein speaks as of the date hereof unless otherwise indicated, and we do not have or undertake any obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. Forward-looking statements herein could also change as a result of consummation of the proposed Transaction.

58    WestRock Company 2024 Proxy Statement

www.westrock.com

WESTROCK COMPANY 1000 ABERNATHY ROAD NE ATLANTA, GEORGIA 30328 SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 25, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/WRK2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 25, 2024. Have your proxy card in hand when you call and follow the simple instructions the Vote Voice provides you. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V26568-P00734 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY WESTROCK COMPANY The Board of Directors recommends a vote FOR all director nominees named in the WestRock Proxy Statement: 1. Election of Directors Nominees: For Against Abstain 1a. Colleen F. Arnold ! ! ! 1b. Timothy J. Bernlohr ! ! ! 1c. J. Powell Brown ! ! ! 1d. Terrell K. Crews ! ! ! 1e. Russell M. Currey ! ! ! 1f. Suzan F. Harrison ! ! ! 1g. Gracia C. Martore ! ! ! 1h. James E. Nevels ! ! ! 1i. E. Jean Savage ! ! ! 1j. David B. Sewell ! ! ! 1k. Dmitri L. Stockton ! ! ! 1l. Alan D. Wilson ! ! ! The Board of Directors recommends a vote FOR proposal 2: For Against Abstain 2. Advisory Vote to Approve Executive Compensation ! ! ! The Board of Directors recommends a vote FOR proposal 3: For Against Abstain 3. Ratification of Appointment of Ernst & Young LLP as our ! ! ! independent registered public accounting firm for the year ending September 30, 2024 NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. V26569-P00734 WESTROCK COMPANY Annual Meeting of Stockholders January 26, 2024 at 9:00 AM EST This proxy is solicited by the Board of Directors of WestRock Company The stockholder(s) hereby appoint(s) Alan D. Wilson, David B. Sewell and Denise R. Singleton, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of WESTROCK COMPANY that the stockholder(s) is/are entitled to vote at the AnnualMeetingofStockholderstobeheldat9:00AM,ESTonJanuary26,2024,virtuallyatwww.virtualshareholdermeeting.com/WRK2024, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted at the Annual Meeting of Stockholders and any adjournment or postponement thereof in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the nominees named in proposal 1 and FOR proposals 2 and 3. In their discretion, the proxies appointed herein are authorized to vote upon any other matter that may properly come before the meeting and any adjournment or postponement thereof. Continued and to be signed on reverse side